F

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

MASTERCRAFT BOAT HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MASTERCRAFT BOAT HOLDINGS, INC.

100 Cherokee Cove Drive

Vonore, Tennessee 37885

September 17, 2020

Dear Stockholder:

We cordially invite you to attend the 2020 Annual Meeting of Stockholders of MasterCraft Boat Holdings, Inc. to be held on October 21, 2020, at 8:00 a.m. Eastern time.

In light of the coronavirus, or COVID-19, outbreak, for the safety of all of our stakeholders, and taking into account recent federal, state and local guidance, the Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. Stockholders will be able to attend and participate online by visiting www.proxydocs.com/mcft. If you plan to participate in the virtual meeting, please see “Questions Related to this Proxy Statement.”

The formal Notice of Annual Meeting and Proxy Statement are enclosed with this letter. The Proxy Statement describes the matters to be acted upon at the Annual Meeting.

Your vote is important. To be sure your shares are voted at the Annual Meeting, please follow the instructions provided to you and vote your shares today. This will not prevent you from voting your shares during the virtual meeting if you are able to attend. You may vote over the Internet or by mailing a proxy or voting instruction card. Voting over the Internet or by written proxy will ensure your representation at the Annual Meeting, regardless of whether you attend the virtual meeting. If you hold your shares in your own name and choose to attend the Annual Meeting, you may change your vote by revoking your proxy at any time before it is exercised, which can be done by voting your shares online while virtually attending the meeting, by delivering a new proxy or by notifying the Company Secretary in writing prior to the meeting. If your shares are held for you in a brokerage, bank or other institutional account, you must contact that institution to revoke a previously authorized proxy.

On behalf of your Board of Directors, thank you for your continued support of and interest in MasterCraft Boat Holdings, Inc.

Sincerely,

Frederick A. Brightbill CEO and Chairman of the Board

MasterCraft Boat Holdings, Inc.

100 Cherokee Cove Drive

Vonore, Tennessee 37885

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

To be held October 21, 2020

Time:	8:00 a.m. Eastern time

Date:	Wednesday, October 21, 2020

Virtual Meeting Site:	Via a live audio-only webcast at www.proxydocs.com/mcft There is no physical location for the 2020 Annual Meeting

Record Date:	Stockholders of record at the close of business on September 4, 2020 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

Purpose:	(1) Elect two directors nominated by the Board of Directors for a term that expires at the next Annual Meeting of stockholders;

(2) Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2021; and

(3) Consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders Register:

A list of the stockholders entitled to vote at the Annual Meeting may be examined during regular business hours at our executive offices, 100 Cherokee Cove Drive, Vonore, Tennessee 37885, during the ten-day period preceding the meeting. To access this list during the Annual Meeting, instructions will follow as needed.

In light of the coronavirus, or COVID-19, outbreak, for the safety of all of our stakeholders, and taking into account recent federal, state and local guidance that has been issued, we have determined that the Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. In order to attend the Annual Meeting, you must register in advance at www.proxydocs.com/mcft prior to the deadline of October 19, 2020 at 5:00 pm Eastern Time.  You will need the control number provided on your proxy card, voting instruction form or Notice of Availability of Proxy Materials. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions.

To be admitted to the annual meeting, see “Questions Relating to this Proxy Statement—How can I attend the Annual Meeting” on page 5.

By order of the Board of Directors,

Frederick A. Brightbill CEO and Chairman of the Board

September 17, 2020

2020 PROXY STATEMENT

The Board of Directors is furnishing this information in connection with the solicitation of proxies for the Annual Meeting of Stockholders to be held on October 21, 2020 (the “Annual Meeting”). The Annual Meeting will be held in a virtual meeting format only, via the Internet. Instructions on how to participate at the Annual Meeting are posted at www.proxydocs.com/mcft. The proxy statement, the accompanying proxy card and our 2020 Annual Report on Form 10-K will first be mailed to our stockholders on or about September 17, 2020.

This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

All properly executed written proxies and all properly completed proxies submitted by the Internet that are delivered pursuant to this solicitation will be voted at the meeting in accordance with directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of common stock of the Company at the close of business on September 4, 2020, the record date, are entitled to vote electronically via the Internet at the meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. There were 18,986,413 shares of common stock issued and outstanding on the record date.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on October 21, 2020: This Proxy Statement is first being sent to stockholders on or about September 17, 2020. All stockholders and beneficial owners may access the proxy materials at www.proxydocs.com/mcft. In addition, this Proxy Statement and our 2020 Annual Report on Form 10-K are available at www.mastercraft.com.

MasterCraft Boat Holdings, Inc.

100 Cherokee Cove Drive

Vonore, Tennessee 37885

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

•	October 21, 2020 at 8:00 a.m. Eastern time
•	Via a live audio-only webcast at www.proxydocs.com/mcft. There is no physical location for the 2020 Annual Meeting.
•	The record date is September 4, 2020

Items of Business

Proposal		Board Vote Recommendation	Page Reference (for more information)	Effect of Abstentions and Broker Non-Votes	Votes Required for Approval
1.	Elect two directors named in this Proxy Statement for terms that expire at the next Annual Meeting of stockholders	FOR ALL	9	No effect	Affirmative “FOR” vote of a majority of the votes cast for or against each Director nominee

2.	Ratify the appointment of our independent registered public accounting firm for fiscal year 2021	FOR	23	Abstentions have no effect	Affirmative “FOR” vote of a majority of the votes cast for or against this proposal

Director Nominees

The Board of Directors (the “Board”) of MasterCraft Boat Holdings, Inc. (“we,” “our,” “us,” the “Company,” or “MasterCraft”) is asking you to elect the two nominees for director named below for terms that expire at our next Annual Meeting of Stockholders (the “2021 Annual Meeting”). The following table provides summary information about the two director nominees. The directors will be elected by the affirmative vote of a majority of the votes cast. Pursuant to our Corporate Governance Guidelines, if an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her irrevocable offer of resignation to the Board. The Board, upon recommendation by the Nominating and Corporate Governance Committee, can then choose to accept the resignation, reject it or take such other action that the Board deems appropriate. For more information about the director nominees, see page 9.

Name	Age	Occupation	Experience/ Qualifications	Status as Independent or Non-Employee	Board Committees	End of Term
Donald C. Campion	72	Professional Board Member and Retired Executive	Finance, Accounting, Manufacturing	Independent	Audit (Chair), Compensation	FY 2021
Tzau-Jin (TJ) Chung	57	Senior Partner, Core Industrial Partners LLC	Industry, Strategy, Technology	Independent	Compensation, Strategy	FY 2021

Continuing Directors

The following table provides summary information about the five continuing directors whose terms expire at the 2021 Annual Meeting and the 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”). For more information about the continuing directors, see page 10.

Name	Age	Occupation	Experience/ Qualifications	Status as Independent or Non-Employee	Board Committees	End of Term
Frederick A. Brightbill	68	CEO and Chairman, MasterCraft Boat Holdings, Inc.	Industry, Operations, Finance	—	—	FY 2021
W. Patrick Battle	57	Managing Partner, Stillwater Family Holdings	Strategy, Marketing, Innovation	Independent	Nominating and Corporate Governance, Strategy (Chair)	FY 2021
Jaclyn Baumgarten	42	CEO & Co-Founder of Boatsetter (Collaborative Boating Inc.)	Industry, Marketing, Strategy	Independent	Nominating and Corporate Governance, Strategy	FY 2022
Roch Lambert	57	President of Curt Group, aftermarket automotive manufacturer (division of LCI)	Industry, Operations, Strategy	Independent	Audit, Nominating and Corporate Governance (Chair), Strategy	FY 2022
Peter G. Leemputte	63	Professional Board Member and Retired Industry Executive	Industry, Finance, Accounting	Independent	Audit, Compensation (Chair)	FY 2022

2020 Performance Highlights

Net Sales	Adjusted EBITDA(1)
$363.1 million	$44.3 million

(1)	See “Appendix A - Reconciliation of Non-GAAP Measures” for additional information.

The outbreak of a novel coronavirus (“COVID-19”) throughout the world, including the United States, during early calendar year 2020 caused widespread business and economic disruption through mandated and voluntary business closings and restrictions on the movement and activities of people. To protect the health of our employees, balance wholesale production with anticipated retail demand, and comply with governmental mandates, we reduced production in February 2020 and then suspended manufacturing operations at all of our facilities in late March 2020 (the “COVID-19 Shutdown”). The COVID-19 Shutdown significantly affected our 2020 financial performance. The COVID-19 also affected our suppliers and slowed our ability to ramp up from the COVID-19 Shutdown.

However, as governmental restrictions were lifted, demand in the U.S. retail marine market accelerated in May and through June 2020 resulting in strong retail demand for our boats through the key summer selling season. This increase in demand, coupled with our production shutdowns, pushed retail inventory levels for all our brands to record lows as of June 30, 2020. We ended fiscal year 2020 with retail inventory levels for our brands between 40 percent to 50 percent lower than at the end of fiscal year 2019. In addition, as a result of the COVID-19 pandemic, consumers have been turning to boating as a safe recreational alternative that allows for social distancing while enjoying the outdoors.

Governance Evolution

We are committed to establishing and maintaining strong corporate governance practices that reflect high standards of ethics and integrity and promote long-term stockholder value. Over the past two years, we have made a number of changes to our governance structure that we believe align with the best interests of our Company and our stockholders. These changes are set forth below. We feel that these changes represent significant steps toward enhancing our governance practices.

•

Board Declassification and Removal of Directors without Cause. At last year’s Annual Meeting, our stockholders voted to approve our proposal to declassify our Board. The approved amendment will eliminate the classification of our Board over a three-year period beginning with this year’s Annual Meeting and the election of our Class II directors for one-year terms. Stockholders also approved corresponding amendments to our Bylaws. In addition, we amended our Certificate of Incorporation to provide that directors may be removed with or without cause. Our Board will be fully declassified by the 2022 annual meeting.

•

Majority Voting Standard with Director Resignation Policy. In July 2019, we amended our Bylaws regarding director elections to provide that our directors must be elected by the affirmative vote of a majority of the votes cast at the Annual Meeting. In connection with this change, we also amended our Corporate Governance Guidelines to provide that an incumbent director who fails to receive a majority of the votes cast must tender an irrevocable offer of resignation to the Board. The Board, upon recommendation by the Nominating and Corporate Governance Committee, will then consider a number of factors in determining whether to accept or reject the resignation, including the director’s contributions to the Company and the reasons he or she did not obtain the requisite stockholder vote.

•

Elimination of Supermajority Voting Standard. At last year’s Annual Meeting, our stockholders voted to approve our proposal to remove supermajority voting requirements from our Certificate of Incorporation. In addition, as part of the July 2019 amendments to our Bylaws, we made similar revisions to our Bylaws. As a result, stockholders may now amend our Bylaws and any provision of our Certificate of Incorporation by majority vote. The Board believes that implementing a majority voting standard to amend any provision of our Certificate of Incorporation and Bylaws enhances the ability of our stockholders to influence our governance structure and is consistent with principles of strong corporate governance.

2020 Compensation Program Highlights

Our executive compensation program is designed to facilitate high performance and generate results that will create value for our stockholders. We structure compensation to pay for performance, reward our executives with equity in the Company in order to align their interests with the interests of our stockholders and allow our executives to share in our stockholders’ success, which we believe creates a performance culture, maintains morale and attracts, motivates and retains top executive talent.

The primary elements of our fiscal year 2020 executive compensation program are base salary, annual bonuses, equity incentive awards and certain employee benefits. Our Compensation Committee reviews and approves our executive compensation program, and maintains the discretion to adjust awards and amounts paid to our executive officers as it deems appropriate. We believe our named executive officers are compensated in a manner consistent with our strategy, compensation best practices and alignment with stockholders’ interests.

What We Do
✓	Strong emphasis on performance-based compensation, with a significant portion of named executive officers’ overall compensation tied to Company performance	✓	Rigorous measures tied to Company Revenue, Adjusted EBITDA Margin, Strategic Metrics, Total Shareholder Return and Cumulative Adjusted EPS
✓	Aggressive annual Revenue and Adjusted EBITDA targets	✓	Compensation Committee composed solely of independent directors
✓	Appropriate mix of short-term and long-term incentives	✓	Additional rigorous strategic goals considered for each executive
✓	Annual cash incentives for named executive officers limited to 200% of Target for financial and strategic performance metrics	✓	Meaningful stock ownership guidelines for certain executive officers and directors
✓	Robust clawback policy for incentive compensation paid to our named executive officers	✓	Compensation Committee advised by third-party advisors including independent compensation consultant

What We Don’t Do
×	Provide incentives that encourage excessive executive risk-taking	×	Allow hedging or short sales
×	Gross up excise taxes that may become due upon a change in control	×	Guarantee incentive awards for executives

2021 Annual Meeting of Stockholders

Stockholder proposals submitted for inclusion in the proxy statement for our Annual Meeting of stockholders expected to be held in September or October 2021 pursuant to SEC Rule 14a-8 must be received by us by May 19, 2021. Director nominations or other business to be brought before the 2021 Annual Meeting by a stockholder, other than Rule 14a-8 proposals described above, must be received by us between June 23, 2021 and July 23, 2021. For more information, see page 39.

QUESTIONS RELATING TO THIS PROXY STATEMENT

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our officers as proxies for the Annual Meeting. These officers are Frederick A. Brightbill and Timothy M. Oxley.

What is a proxy statement?

It is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to vote designating Frederick A. Brightbill and Timothy M. Oxley as proxies to vote on your behalf.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are a stockholder of record. If your shares are held in the name of your bank, broker or other nominee, your shares are held in street name.

What is the record date and what does it mean?

September 4, 2020 is the record date for the Annual Meeting to be held on October 21, 2020. The record date is established by the Board as required by the Delaware General Corporation Law (“Delaware Law”). Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

How can I attend the Annual Meeting?

Stockholders as of the record date may attend and vote virtually at the Annual Meeting by registering at www.proxydocs.com/mcft prior to the deadline of October 19, 2020 at 5:00 pm Eastern Time.  To register, stockholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form or Notice of Availability of Proxy Materials.  Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions.

Can I ask questions at the Annual Meeting?

Stockholders as of our record date who attend and participate in our virtual Annual Meeting at www.proxydocs.com/mcft will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. These stockholders may also submit a question in advance of the Annual Meeting at www.proxydocs.com/mcft. In both cases, stockholders must have available their control number provided on their proxy card, voting instruction form or Notice of Availability of Proxy Materials.

How do I vote?

	If you are a Stockholder of Record	If you are a Beneficial Owner of Shares Held in Street Name
By Internet (24 hours a day)*	To vote through the internet, you may complete an electronic proxy card at www.proxypush.com/MCFT. You will be asked to provide the control number from the enclosed proxy card.

To vote through the internet, you must follow the instructions found on the voting instruction form you have received from your broker.  You will be asked to provide the control number on that form in order for your vote to be counted.

By Telephone (24 hours a day)*

To vote over the telephone, dial the toll-free number 855-962-4263 using any touch tone telephone and follow the recorded instructions.  You will be asked to provide the control number from the enclosed proxy card.

If your shares are held in the name of a bank, broker or other nominee, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone voting will depend on their voting procedures.

By Mail	Return a properly executed and dated proxy card in the prepaid envelope we have provided	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or similar organization makes available
At our Annual Meeting*

Stockholders who wish to attend the meeting in person must register in advance at www.proxydocs.com/MCFT prior to the deadline of Monday October 19, 2020 at 5 p.m. Eastern.  All electronic and paper proxy cards must be received by the independent inspector before the polls close at the meeting.

Stockholders who wish to attend the meeting in person must register in advance at www.proxydocs.com/MCFT prior to the deadline of Monday October 19, 2020 at 5 p.m. Eastern.  All electronic and paper proxy cards must be received by the independent inspector before the polls close at the meeting.

*

Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to give their voting instructions and confirm that stockholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with applicable legal requirements. Stockholders voting by Internet or telephone should understand that, while we do not charge any fees for voting by Internet or telephone, there may still be costs, such as usage charges from Internet access providers and telephone companies, for which you are responsible.

The giving of a proxy will not affect your right to vote at the Annual Meeting should you decide to attend.

What if I sign and return a proxy card, but do not provide voting instructions?

Proxies that are properly executed and delivered, and not revoked, will be voted as specified on the proxy card. If no direction is specified on the proxy card, the proxy will be voted as follows:

•	for the election of the two nominees for director described in this Proxy Statement; and
•	for ratification of the appointment of our independent registered public accounting firm for fiscal year 2021.

What if I change my mind after I return my proxy?

You may change your vote by revoking your proxy at any time before it is exercised, which can be done by voting your shares online while virtually attending the meeting, by delivering a new proxy or by notifying the Company Secretary in writing prior to the meeting. If your shares are held for you in a brokerage, bank or other institutional account, you must contact that institution to revoke a previously authorized proxy. Participation in the Annual Meeting will not alone constitute revocation of a proxy.

What is a quorum?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. The inspector of elections appointed for the meeting will tabulate votes cast by proxy and in person at the meeting and determine the presence of a quorum. Virtual attendance at the Annual Meeting constitutes presence in person for purposes of quorum.

Will my shares be voted if I do not vote by the Internet, sign and return a proxy card, or vote at the virtual Annual Meeting?

If you are a stockholder of record and you do not vote by the Internet, sign and return a proxy card or attend the Annual Meeting and vote electronically, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares are held in “street name” through a bank, broker or other nominee and you do not provide voting instructions before the Annual Meeting, your broker or other nominee may vote your shares on your behalf under certain circumstances. Brokerage firms have the authority under certain rules to vote shares for which their customers do not provide voting instructions on “routine” matters.

The ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter under these rules. Therefore, brokerage firms are allowed to vote their customers’ shares on this matter if the customers do not provide voting instructions. If your brokerage firm votes your shares on this matter because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter.

When a matter is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that matter, the brokerage firm cannot vote the shares on that matter. This is called a “broker non-vote.” Only the ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter for this Proxy Statement. The election of director nominees is not considered a routine matter. Because the election of director nominees is not considered a “routine” matter for stockholder consideration, the brokers will not have discretionary authority to vote your shares with respect to such matters and if you do not instruct your bank or broker how to vote your shares, no votes will be cast on your behalf with respect to such matters.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How may I vote for each proposal?

For Proposal 1—Election of Directors, for each nominee, you may vote for, against or abstain from voting.

For Proposal 2—Ratification of the Appointment of our Independent Registered Public Accountants, you may vote for, against or abstain from voting.

How are votes tabulated?

According to our Bylaws, each of the proposed items will be determined as follows:

Proposal 1—Election of Directors: To be elected, each nominee must receive an affirmative “FOR” vote of a majority of the votes cast. As set forth in our Bylaws, only votes “For” or “Against” the election of a director nominee will be counted. If you abstain from voting, it will have no effect on the outcome of the vote.

Proposal 2—Ratification of the Appointment of our Independent Registered Public Accountants: The ratification of the appointment of our independent registered public accountants will be determined by a majority of the votes cast for or against this proposal. If you abstain from voting on such proposal, it will have no effect on such proposal.

Any other matters: The voting results of any other matters are determined by a majority of votes cast affirmatively or negatively, except as may otherwise be required by law.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to the matters being voted upon.

How are proxies solicited and what is the cost?

We will bear all expenses incurred in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock. Our directors, officers and employees may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

Where can I find the voting results of the Annual Meeting?

We expect to announce preliminary voting results at the Annual Meeting. We will publish the final results in a current report on Form 8-K within four business days of the Annual Meeting. We will file that report with the SEC, and you can get a copy from:

•	our website at www.mastercraft.com by clicking on the Investors link, followed by the Financials link,
•	the SEC’s website at www.sec.gov,
•	the SEC at 1 (800) SEC-0330, or
•	our Corporate Secretary at 100 Cherokee Cove Drive, Vonore, Tennessee 37885.

How can I obtain a copy of the 2020 Annual Report to Stockholders and the Annual Report on Form 10-K for the year ended June 30, 2020?

Our 2020 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended June 30, 2020, is available at www.proxydocs.com/mcft and at www.mastercraft.com by clicking on the Investors link, followed by the Financials link. In addition, our Annual Report on Form 10-K for the year ended June 30, 2020, is available from the SEC’s website at www.sec.gov. At the written request of any stockholder who owns common stock as of the close of business on the record date, we will provide, without charge, paper copies of our Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, except exhibits thereto. If requested by eligible stockholders, we will provide copies of the exhibits for a reasonable fee. You can request copies of our Annual Report on Form 10-K by mailing a written request to:

100 Cherokee Cove Drive,

Vonore, Tennessee 37885

Attention: Corporate Secretary

PROPOSAL 1—ELECTION OF DIRECTORS

Currently, our Board consists of seven directors in three classes, with three directors in Class I, two directors in Class II and two directors in Class III.

The three director classes terms expire as follows:

•	Class II, whose term will expire at the 2020 Annual Meeting;
•	Class III, whose term will expire at the 2021 Annual Meeting; and
•	Class I, whose term will expire at 2022 Annual Meeting.

The terms of Messrs. Donald C. Campion and Tzau-Jin (TJ) Chung, each a Class II director, expire at the Annual Meeting. Upon the recommendation of our Nominating and Corporate Governance Committee, Messrs. Campion and Chung have been nominated for election at the Annual Meeting.  Because the proposal to declassify the Board (the “Declassification Proposal”) was approved at the 2019 Annual Meeting, the nominees, if elected, will serve for a one-year term, rather than a three-year term, subject to earlier resignation or removal.

In addition, the Class III and Class I directors will be elected for one-year terms expiring at the annual meeting of stockholders to be held in 2022 and 2023, respectively. This will result in a fully declassified Board by the 2022 Annual Meeting. Messrs. Frederick A. Brightbill and W. Patrick Battle are our current Class III directors and Ms. Jaclyn Baumgarten and Messrs. Roch Lambert and Peter G. Leemputte are our current Class I directors.

The persons named in the accompanying proxy, or their substitutes, will vote for the election of the two nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No proposed nominee is being elected pursuant to any arrangement or understanding between the nominee and any other person or persons. Each of the nominees have consented to stand for election at this meeting. If any of the nominees becomes unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment. We do not know of any nominee of the Board who would be unable to serve as a director if elected.

Directors will be elected by a majority of the votes cast at the Annual Meeting. In accordance with our Corporate Governance Guidelines, as amended in July 2019, any director nominee who fails to receive the affirmative vote of a majority of the votes cast must promptly tender an irrevocable offer of resignation to the Board, which will then consider whether to accept or reject the resignation. For more information on our director resignation policy, see the “Corporate Governance—Director Resignation Policy” section in this Proxy Statement.

Each of the director nominees listed below are currently directors of the Company. The following is a brief summary of each director nominee’s business experience and qualifications and other public company directorships held currently or in the last five years.

Director Nominees

Donald C. Campion—Mr. Campion has served as a member of our Board since July 2015. He has served as the Chief Financial Officer of several public and private companies, including Special Devices, Inc., Cambridge Industries, Inc., Oxford Automotive, Inc., Delco Electronics Corporation and VeriFone, Inc. Mr. Campion is a member of the board of directors of Haynes International, Inc., where he serves as the Chairman of the Audit Committee and the Compensation Committee. Mr. Campion has previously served on the boards of many public and private companies. Mr. Campion graduated from the University of Michigan College of Engineering with a B.S. in applied mathematics and earned an M.B.A. from the University of Michigan School of Business Administration. We believe Mr. Campion’s substantial accounting and tax experience, his leadership positions in diverse manufacturing businesses and his board service experience, including as chair of several audit committees, enable him to play a key role in all matters involving our Board and make him well qualified to serve as a member of our Board.

Tzau-Jin (TJ) Chung— Mr. Chung has served as a member of our Board since December 2016. Mr. Chung is currently a senior partner at Core Industrial Partners, a private equity firm. Mr. Chung retired as CEO of Teletrac Navman, a Danaher operating company and a leading global SaaS provider of fleet management solutions in May 2016. From 2007 to 2012, Mr. Chung was CEO of Navman Wireless, a leading SaaS provider of commercial fleet telematics solutions. Before Navman Wireless, Mr. Chung served as President of New Technologies Division at Brunswick Corporation. Mr. Chung also served as VP & Chief Strategy Officer of Brunswick and Senior VP of Mercury Marine, a $1.6 billion division of Brunswick. Before joining Brunswick, Mr. Chung was an executive at Emerson Electric. Mr. Chung currently serves on the board of Littelfuse (NASDAQ: LFUS), where he serves as the Chairman of the Compensation Committee and as a member of the Nominating and Governance and the Technology Committees. Mr. Chung also serves on the board of Airgain (NASDAQ: AIRG), where he serves on the audit committee. Mr. Chung holds an MBA from Duke University’s Fuqua School of Business, an MS in Computer Science from North Carolina State University, and a BS in Electrical Engineering from the University of Texas at Austin. We believe Mr. Chung’s substantial experience in the boating industry and other industries, his leadership and strategic skills and his expertise in technology enable him to play a key role in all matters involving our Board and makes him well qualified to serve as a member of our Board.

The Board recommends that you vote FOR the two director nominees.

Continuing Directors with Terms Expiring at the 2021 or 2022 Annual Meetings

The directors listed below are expected to remain in office for the duration of their terms in accordance with our Bylaws.

Frederick A. Brightbill—Mr. Brightbill was appointed as our interim Chief Executive Officer in October 2019 and as permanent Chief Executive Officer in December 2019, and has served as a member of our Board since 2009, including as Chairman since July 2015. Mr. Brightbill has served as a Principal of Brightbill Advisors, a management consulting firm, since 2009 and previously served as Principal at Vantage Development and JB Acquisitions. Prior to that he served as President of the Aluminum Boat Group at Brunswick Corporation and in various leadership roles at Mercury Marine, including President of the Outboard Business Unit and Integrated Operations Division. Mr. Brightbill has served on many private company boards and has held a variety of leadership positions, including President and CFO. Mr. Brightbill graduated with a B.S. in Finance from the University of Illinois at Urbana Champaign and received his M.B.A. from the University of Chicago. We believe Mr. Brightbill’s experience in the boating industry as well as his leadership and operational skills enable him to play a key role in all matters involving our Board and makes him well qualified to serve as a member of our Board.

W. Patrick Battle—Mr. Battle has served as a member of our Board since May 2017. Since 2010, Mr. Battle has been the Managing Partner of Stillwater Family Holdings and was instrumental in launching Experience and Fermata Partners. Mr. Battle served as Chairman of IMG College from 2007 until 2011, following the acquisition of The Collegiate Licensing Company (CLC) by IMG Worldwide. Under his leadership, IMG College became the leader in developing and managing integrated licensing, marketing, and multimedia rights programs for more than 200 U.S. universities, conferences, bowls, and the NCAA. Prior to joining IMG in 2007, Mr. Battle was the President and Chief Executive Officer of CLC, where he worked since 1984. Mr. Battle has served on the board of Acuity Brands, Inc. since 2014 and is currently a member of Acuity’s Compensation Committee and Governance Committee. Mr. Battle graduated from Georgia State University with a B.A. in Marketing. We believe Mr. Battle’s operational, strategic, and marketing expertise gained through senior leadership positions qualifies him to play a key role in all matters involving our Board and make him well qualified to serve as a member of our Board.

Jaclyn Baumgarten— Ms. Baumgarten has served as a member of our Board since October 2018. Ms. Baumgarten is currently the cofounder and Chief Executive Officer of Boatsetter, the world’s leading boat sharing platform with boats throughout the United States, Mexico, the Bahamas, the Caribbean, South America and the Mediterranean. Prior to co-founding Boatsetter, Ms. Baumgarten founded and was Chief Executive Officer of Cruzin Inc. (now merged with Boatsetter), where she led a team of marine and insurance industry leaders to create the insurance policy that paved the way for an entire boat sharing industry. Prior to this, Ms. Baumgarten served as a Partner and Chief Operating Officer at AH Global, a Director of Strategy at DaVita, a Development Manager at Westfield Group, a Consultant at IBM, and a Consultant at PricewaterhouseCoopers. Ms. Baumgarten holds a Bachelor of Arts degree from Wellesley College, cum laude, and has a Master of Business Administration from the Stanford University Graduate School of Business. We believe Ms. Baumgarten’s substantial experience in the boating industry and her strategic and marketing expertise gained through senior leadership positions enable her to play a key role in all matters involving our Board and makes her well qualified to serve as a member of our Board.

Roch Lambert—Mr. Lambert was appointed as our Lead Director in December 2019 and has served as a member of our Board since October 2016. Mr. Lambert currently serves as President of Curt Group, an aftermarket automotive manufacturer and a division of LCI.  Prior to this position, Mr. Lambert served as a Chief Executive Officer of Rec Boat Holdings, an international designer, manufacturer and distributor of powerboats, from 2010 to 2016. Prior to joining Rec Boat, Mr. Lambert served as Vice President and General Manager of several divisions at Bombardier Recreation Products, an international recreational products company, including the Sea-Doo, Ski-Doo and Evinrude divisions from 2008 to 2009, the Evinrude division from 2001 to 2008 and the Sea-Doo division from 1997-2001. He also served in various leadership, engineering and production roles for Bombardier and Aquilon Technologies, a manufacturer of attachments for farm equipment OEMs. Mr. Lambert also currently serves on the boards of three private companies and has previously served on the boards of other private companies. Mr. Lambert graduated from the Ecole Polytechnique de Montreal with a B.Eng. in mechanical/aeronautical engineering and a graduate business degree from the Universite Laval. We believe Mr. Lambert’s substantial industry experience, his leadership positions in diverse manufacturing businesses and his vast knowledge of operational matters in the recreational products and powerboat industries, enable him to play a key role in all matters involving our Board and make him well qualified to serve as a member of our Board.

Peter G. Leemputte—Mr. Leemputte has served as a member of our Board since October 2016. Prior to his retirement, Mr. Leemputte was Chief Financial Officer and Treasurer at Keurig Green Mountain, Inc., a leader in specialty coffee, coffee makers, teas and other beverages, from 2015 to 2016. Prior to joining Keurig, Mr. Leemputte was Executive Vice President and Chief Financial Officer at Mead Johnson Nutrition Company, a global leader in infant and children’s nutrition, from 2008 to 2015. Mr. Leemputte also has significant experience in the marine industry, having previously served as Senior Vice President and Chief Financial Officer for Brunswick Corporation, a diversified manufacturing company. He joined Brunswick in 2001 as Vice President and Controller. Prior to joining Brunswick Corporation, Mr. Leemputte held various management positions at Chicago Title Corporation, Mercer Management Consulting, Armco Inc., FMC Corporation and BP. Mr. Leemputte holds a Bachelor of Science degree in Chemical Engineering from Washington University, St. Louis and a Master of Business Administration in Finance from the University of Chicago Booth School of Business. Mr. Leemputte currently serves on the Board of Ecogensus LLC, a privately held company. Mr. Leemputte retired as director at Beazer Homes, USA, in February 2020 where he served as a member of the Audit Committee and as a member of the Finance Committee. We believe Mr. Leemputte’s significant financial and accounting expertise gained in handling financial responsibilities for several leading corporations, his deep industry experience and his leadership skills enable him to play a key role in all matters involving our Board and make him well qualified to serve as a member of our Board.

ENVIRONMENTAL SUSTAINABILITY AND SOCIAL

As a manufacturer of recreational powerboats meant to be used and enjoyed outdoors on the water, we recognize the importance of social and environmental responsibility and global sustainability. Over the past several years, we have undertaken initiatives to reduce our environmental impact, ensure a healthy and safe workplace for our employees, and act as good corporate citizens in the communities we serve, including:

Environmental Sustainability	Employee Health & Safety	Corporate Citizenship

▪ISO 14001:2015 (Environmental)

▪Environmentally conscious engine suppliers, focused on reducing carbon emissions and water and energy consumption by adhering to the highest EPA, CARB and EU-RCD standards

▪Working with our non-engine supplier partners to reduce air emissions both in the production of our products and during their use

▪Sourcing of materials that have the least environmental impact, minimizing the risks of employee health hazards and maintaining a cleaner environment

▪Implementing a recycling program that has successfully kept nearly 700 tons out of local landfills over the past two years alone

▪ISO 18001:2007 (Health & Safety)

▪ISO 9001:2015 (Quality)

▪Developing technologies and executing manufacturing methods and practices that maintain a clean, safe, and healthy workplace

▪Expanding employee safety training and employee engagement through with nearly 100,000 ideas implemented over the last three years

▪Creating a culture and environment where all employees can recognize and report unsafe conditions or practices without fear of reprimand or punishment that includes identifying safety issues and helping to find solutions

▪Adhering to a strict code of ethical business practices across our entire organization

▪Partnering with local schools and organizations to help improve the communities in which we work, including the voluntary production and donation of personal protection equipment to local hospitals in response to the COVID-19 pandemic

▪Being recognized as 2020 Business of the Year by the Monroe County, TN Chamber of Commerce

Our continued commitment is making the best products in the best way possible, and we always strive for continuous improvement. We will continue to approach these areas of opportunity and undertake broader, organization-wide sustainability initiatives related to all boating operations, setting forth long-term goals for energy use, the environment, our products, and employee health and safety across our portfolio of brands. We will hold ourselves accountable to the highest standards, striving for reductions in energy usage at all of our facilities, minimizing our environmental footprint, developing the safest and most sustainable products in the boating marketplace, all while keeping the safety and well-being of our employees and commitment to being valued community partners at the forefront of everything we do.

As part of our commitment to transparency regarding our sustainability practices, beginning this year we are elevating our sustainability disclosure reporting to follow Sustainability Accounting Standards Board (SASB) guidelines. SASB is an independent, private sector standards-setting organization dedicated to enhancing the efficiency of the capital markets by fostering high-quality disclosure of material sustainability information that meets investor needs. Designed to be cost-effective for companies and decision-useful for investors, SASB provides both parties the ability to compare and benchmark performance. Under SASB’s Sustainable Industry Classification System (SICS), our industry, boat manufacturing, falls in the Consumer Goods sector under the Toys & Sporting Goods industry. While not a perfect fit, we also believe the Industrial Machinery & Goods industry contains SASB metrics that are relevant to the boat manufacturing industry. As such, the table below provides the SASB metrics that we believe are most relevant from both SICS industries.

	Metric	Category	Unit of Measure	Code	Response/Comment
Activity Metric	Annual production	Quantitative	Number	CG-TS-000.A	Boats: 5,292 units
	Number of manufacturing facilities, % outsourced	Quantitative	Number, %	CG-TS-000.B	Three manufacturing facilities, 100% of facilities owned and operated by Company
	Number of employees	Quantitative	Number	RT-IG-000.B	884 employees as of June 30, 2020
Topic	Metric	Category	Unit of Measure	Code	Response/Comment
Employee Health & Safety	(1) Total recordable incident rate (TRIR), (2) fatality rate, and (3) near miss frequency rate (NMFR)	Quantitative	Rate	RT-IG-320a.1	TRIR: 0.87 (SIC Code 3732 - Boat Building & Repair industry average is 5.0) Fatality Rate: 0% NMFR: N/A (we do not currently track NMFR)

Materials Sourcing	Description of the management of risks associated with the use of critical materials	Discussion and Analysis	n/a	RT-IG-440a.1

As we develop boats, we are mindful of the raw materials necessary to support their deployment on a commercial scale. As with all raw material inputs for our boats, some of these materials involve inherently higher risks, such as cost, supply availability, reputational and human rights risks. The identification of these risks is part our product development and supply chain management process, and we work to reduce these risks through a variety of methods, including re-engineering of components, supplier diversification, and reuse and recycling efforts.

Additional information about our sustainability framework is available on our website at www.mastercraft.com/makingboatingbetter.

CORPORATE GOVERNANCE

Stockholder Engagement

Our active investor relations efforts include regular and ongoing engagement with current and potential investors, financial analysts, and the media through conference calls, face-to-face investor meetings, correspondence, conferences, and other events. Since 2018, we have held an annual Investor Day at our Vonore, TN facility. These Investor Days allow investor access to our top managers to discuss and explain our businesses, provide updates on our progress against our current long-term plan, outline our future plans, strategies, and commitments, and experience first-hand our products on the water. Our stockholder outreach and engagement program is designed to ensure that management and the Board understand, consider, and address the issues that matter most to our stockholders. Though the COVID-19 pandemic disrupted travel and investor conferences, we have had one-on-one discussions with more than half of our top twenty non-quant, non-broker-dealer accounts, who collectively own about 39% of the shares outstanding, through conference calls, virtual non-deal roadshows and virtual conferences over the past year.

Board Composition and Director Independence

Composition

Our amended and restated Bylaws provide that our Board shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. After the resignation of Mr. McNew in October 2019, our Board currently consists of seven members, W. Patrick Battle, Jaclyn Baumgarten, Frederick A. Brightbill, Donald C. Campion, TJ Chung, Roch Lambert and Peter G. Leemputte. At the 2019 Annual Meeting, our stockholders approved the Declassification Amendment, which will eliminate the classification of our Board over a three-year period beginning with this year’s Annual Meeting. Any director to be elected after the Annual Meeting will be elected for a one-year term. As a result, our Board will be fully declassified by the 2022 Annual Meeting.

Independence

We follow the director independence standards set forth in The Nasdaq Stock Market, or NASDAQ, corporate governance standards and the federal securities laws.

The Board reviewed and analyzed the independence of each director and director nominee. The purpose of the review was to determine whether any particular relationships or transactions involving directors, or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board and its committees. During this review, the Board examined whether there were any transactions and/or relationships between directors or their affiliates or immediate family members and the Company and the substance of any such transactions or relationships.

As a result of this review, our Board has determined that Mr. Battle, Ms. Baumgarten, Mr. Campion, Mr. Chung, Mr. Lambert and Mr. Leemputte are independent, as defined under the rules of NASDAQ and meet the requirements set forth in our director independence guidelines. The members of our Nominating and Corporate Governance Committee are Ms. Baumgarten and Messrs Battle and Lambert. The members of our Compensation Committee are Messrs. Leemputte, Campion and Chung. The members of our Strategy Committee are Mr. Battle, Ms. Baumgarten, Mr. Chung and Mr. Lambert. The members of our Audit Committee are Messrs. Campion, Lambert and Leemputte. Our Board has determined that Messrs. Campion, Lambert and Leemputte are independent for Audit Committee purposes, as defined under the rules of NASDAQ.

Director Skills, Qualifications and Experiences

Under the charter of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee is responsible for determining criteria and qualifications for director nominees to be used in reviewing and selecting director candidates, including those described in the Corporate Governance Guidelines. The Board and the Nominating and Corporate Governance Committee believe that it is important that our directors demonstrate:

•	a high level of personal and professional ethics, integrity and moral character;
•	a commitment to the long-term interests of our stockholders;
•	sound business judgment;
•	the skills, knowledge and expertise that in the aggregate are useful in overseeing and providing strategic direction to the Company’s business; and
•	availability to devote sufficient time for preparation and participation in board and committee meetings.

The Nominating and Corporate Governance Committee is responsible for recommending to the Board a slate of nominees for election at each annual meeting of stockholders. Nominees may be suggested by directors, members of management, stockholders or, in some cases, by a third-party search firm. The Nominating and Corporate Governance Committee considers a wide range of factors when assessing potential director nominees. This includes consideration of the current composition of the Board, any perceived need for one or more particular areas of expertise, the balance of management and independent directors, the need for committee-specific expertise, the evaluations of other prospective nominees and the qualifications of each potential nominee relative to the attributes, skills and experience described above.

The Board believes that, taken as a whole, it should represent a diverse set of skills, knowledge, experiences and backgrounds appropriate in light of the Company’s needs. In this regard the Board subjectively takes into consideration diversity (with respect to race, gender and national origin) when considering director nominees. The Board does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors, but considers the diversity in experience, skills and background of each nominee and director holistically.

Using our director skills matrix as a guide, as well as the results of our annual Board and committee self-assessment process, the Nominating and Corporate Governance Committee evaluates the composition of our Board annually and identifies for consideration by the full Board areas of expertise and other qualities that would complement and enhance our current Board. The diverse set of core competencies represented on our current Board is summarized below:

Six out of seven directors are independent. The average tenure of our directors is 4.6 years. For additional information on each director, see the biographies in the “Proposal 1—Election of Directors” section of this Proxy Statement.

Board Leadership Structure

The Board is led by our Chairman and Chief Executive Officer, Mr. Brightbill. Under our Corporate Governance Guidelines, the Board has the flexibility to decide when the positions of Chairman and CEO should be combined or separated and whether an executive or independent director should be Chairman. This approach is designed to allow the Board to choose the most appropriate leadership structure for the Company to serve the interests of the Company and our stockholders at the relevant time. At this point in time, the Board believes that the Company and its stockholders are best served by having Mr. Brightbill serve as both Chairman and Chief Executive Officer. As the officer ultimately responsible for the day-to-day operation of the Company and for execution of its strategy, the Board believes Mr. Brightbill is the director best qualified to act as Chairman and to lead Board discussions regarding the performance of the Company. The structure also reinforces accountability for the Company’s performance at the highest levels.

Our Corporate Governance Guidelines also provide that, when the position of Chairman is not held by an independent director, a lead director (“Lead Director”) will be appointed by the independent members of the Board. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has appointed Roch Lambert to serve as Lead Director. As Lead Director, Mr. Lambert focuses on overseeing the Board’s processes, prioritizing items for Board and committee discussion, and serving as a liaison between the independent directors and the Chairman. Specifically, Mr. Lambert, among other things, (i) provides leadership to the Board in any situation where there may be a perceived conflict of interest involving any member of the Board (ii) chairs Board meetings in the absence of the Chairman; (iii) consults with the Chairman on, and approves, the schedules, agendas and information provided to the Board for each meeting and on other pertinent matters; (iv) calls and leads independent director meetings; (v) regularly meets with the Chairman and serves as liaison between the Chairman and the independent directors; (vi) makes himself available as the primary Board contact for direct communication with our significant stockholders; (vii) works with the Nominating and Corporate Governance Committee to guide the Board’s governance processes, including succession planning and Board evaluations; and (viii) advises the Governance Committee in choosing committee chairs.

The Board continues to believe that its current leadership structure, which has a combined role of Chairman and CEO, counterbalanced by a strong independent Board led by a Lead Director and independent directors chairing each of the Board Committees, is in the best interest of the Company and its stockholders. In the Board’s view, this structure allows Mr. Brightbill, as Chairman and CEO, to drive strategy and agenda setting at the Board level, while maintaining responsibility for executing on that strategy as CEO. At the same time, our Lead Director, Mr. Lambert, works with Mr. Brightbill to set the agenda for the Board and also exercises additional oversight on behalf of the independent directors. The Board will continue to review the appropriateness of this structure in light of the constantly evolving corporate governance landscape.

Board Committees and Membership

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategy Committee. Each of the committees reports to the Board as they deem appropriate, and as the Board may request. The composition, duties and responsibilities of these committees are described below. The table below sets forth the current membership of each of the committees:

Director	Audit	Compensation	Nominating and Corporate Governance	Strategy
Frederick A. Brightbill(1)	—	—	—	—
W. Patrick Battle	—	—	X	Chair
Jaclyn Baumgarten	—	—	X	X
Donald C. Campion	Chair	X	—	—
TJ Chung	—	X	—	X
Roch Lambert (Lead Director)	X	—	Chair	X
Peter G. Leemputte	X	Chair	—	—

(1)

On October 30, 2019, the Board appointed Mr. Brightbill to serve as the Company’s interim Chief Executive Officer. On December 2, 2019, the Company named Mr. Brightbill permanent Chief Executive Officer of the Company. Prior to his appointment as interim Chief Executive Officer, Mr. Brightbill served on the Audit Committee and was the Chair of the Nominating and Corporate Governance Committee. Following his appointment as interim Chief Executive Officer, Mr. Brightbill resigned from all committees of the Board.

Audit Committee

Our Audit Committee is responsible for, among other things, engaging our independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees, and reviewing the adequacy of our internal controls over financial reporting.

Our Audit Committee currently consists of Messrs. Campion, Lambert, and Leemputte, with Mr. Campion serving as chair. Our Board has affirmatively determined that Messrs. Campion, Lambert and Leemputte each meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 and NASDAQ rules. In addition, our Board has determined that each Audit Committee member is “financially literate” and that Messrs. Campion and Leemputte each qualify as an “Audit Committee Financial Expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our Board has adopted a written charter for the Audit Committee. The Audit Committee held 14 meetings during the 2020 fiscal year.

Compensation Committee

Our Compensation Committee is responsible for determining compensation for our most highly paid employees and administering our other compensation programs. The Compensation Committee is also charged with establishing, periodically re-evaluating and, where appropriate, adjusting and administering policies concerning compensation of management personnel.

Our Compensation Committee consists of Messrs. Leemputte, Campion, and Chung, with Mr. Leemputte serving as chair. Our Board has affirmatively determined that Messrs. Leemputte, Campion, and Chung each meet the definition of “independent director” for purposes of serving on a Compensation Committee under NASDAQ rules.

Our Board has adopted a written charter for the Compensation Committee. The Compensation Committee held seven meetings during the 2020 fiscal year.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for assisting our Board in selecting new directors, evaluating the overall effectiveness of our Board and reviewing developments in corporate governance compliance.

Our Nominating and Corporate Governance Committee consists of Ms. Baumgarten and Messrs. Lambert and Battle, with Mr. Lambert serving as chair. Our Board has affirmatively determined that Ms. Baumgarten and Messrs. Lambert and Battle each meet the definition of “independent director” for purposes of serving on a Nominating and Corporate Governance Committee under NASDAQ rules.

Our Board has adopted a written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held four meetings during the 2020 fiscal year.

Strategy Committee

Our Strategy Committee is responsible for overseeing the Company’s ongoing strategic planning initiatives. The Strategy Committee’s primary activities include the development and refinement of a strategic plan that identifies long-term goals and business objectives deemed to be in the Company’s best interests. The Strategy Committee is also charged with advising the Company’s executive officers in the identification of significant issues and opportunities facing the Company, assisting such officers with prioritization and growth initiatives and monitoring the progress of the implementation of the strategic plans. The Committee also helps our executive officers to identify short-term goals and objectives for the Company’s annual performance.

Our Strategy Committee consists of Mr. Battle, Ms. Baumgarten, Mr. Chung and Mr. Lambert, with Mr. Battle serving as chair.

Our Board has adopted a written charter for the Strategy Committee. The Strategy Committee held five meetings during the 2020 fiscal year.

Risk Oversight

Our Board is responsible for overseeing our risk management. The Board focuses on our general risk management strategy and the most significant risks facing us, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Our Board has delegated to the Audit Committee responsibility with respect to risk assessment and risk management. Pursuant to its charter, the Audit Committee discusses with management and the Company’s independent auditor the Company’s policies with respect to risk assessment and risk management, the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. Our other committees of the Board will also consider and address risk as they perform their respective committee responsibilities. All committees will report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels. We believe that the leadership structure of our Board supports its effective oversight of the Company’s risk management.

Director Resignation Policy

In July 2019, upon recommendation by the Nominating and Corporate Governance Committee, our Board amended our Corporate Governance Guidelines to provide that, in an uncontested election of directors, an incumbent director who fails to receive the affirmative vote of a majority of the votes cast must promptly tender an irrevocable offer of resignation to the Board. The Board, upon recommendation by the Nominating and Corporate Governance Committee, will then consider a number of factors in determining whether to accept or reject the resignation, including the director’s contributions to the Company and the reasons he or she did not obtain the requisite stockholder vote.

Committee Charters and Corporate Governance Guidelines

The charters of each of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategy Committee and our Corporate Governance Guidelines may be accessed on our website at www.mastercraft.com by clicking on the Investors link, followed by the Governance link, and are available in print upon request from our Corporate Secretary.

Codes of Ethics and Conduct

We have a Code of Ethics and Conduct, which is applicable to all directors and employees, including our executive and financial officers. The Code of Ethics and Conduct is available on our website at www.mastercraft.com by clicking the Investors link, followed by the Governance link, and is available in print upon request from our Corporate Secretary. Any amendments to, or waivers of, the Code of Ethics and Conduct will be disclosed on our website promptly following the date of such amendment or waiver.

Selection of Director Nominees

General Criteria and Process

It is the Nominating and Corporate Governance Committee’s responsibility to review and recommend to the Board a slate of nominees for director for election at each annual meeting of stockholders and to identify one or more candidates to fill any vacancies that may occur on the Board. In developing recommendations for new director candidates, the Nominating and Corporate Governance Committee identifies potential individuals whose qualifications and skills reflect those desired by the Board, and evaluates and recommends to the Board all nominees for board membership as specified in the committee’s charter.

As expressed in our Corporate Governance Guidelines and discussed in the “Corporate Governance—Board Composition and Director Independence—Director Skills, Qualifications and Experiences” section of this Proxy Statement,” we do not set specific criteria for directors, but the Company seeks to align the composition of the Board with the Company’s strategic direction so that the directors bring skills, experience and backgrounds that are relevant to the key strategic and operational issues that they will oversee and approve. Directors are selected for their integrity, ethics, seasoned judgment, breadth of experience, diversity, insight, knowledge and business acumen, among other things. Leadership skills and executive experience, expertise in recreational boating or vehicles, dealer network knowledge, familiarity with issues affecting global businesses, financial and accounting knowledge, prior experience in the Company’s geographic markets, expertise in operations, strategic planning and marketing expertise, among others, may also be among the relevant selection criteria. The Nominating and Corporate Governance Committee also believes that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. In addition, the Company strives to maintain a Board that reflects passion and commitment to the Company. These criteria will vary over time depending on the needs of the Board.

For each of the nominees to the Board, the biographies included in this Proxy Statement highlight the experience and qualifications that were among the most important to the Nominating and Corporate Governance Committee in concluding that the nominee should serve as a director.

Stockholder Recommendation of Candidates for Director

Stockholders wishing to recommend candidates to be nominated for election to the Company’s Board may do so by sending to the attention of our Corporate Secretary at the address provided in this Proxy Statement a statement setting forth the information required by the advance notice provision in our Bylaws. Stockholder recommendations provided to our Corporate Secretary will be considered and evaluated by the Nominating and Corporate Governance Committee in the same manner as candidates recommended from other sources.

For information regarding stockholder nominations of directors and stockholder proposals, please see the “Next Annual Meeting—Stockholder Proposals” section of this Proxy Statement.

Meetings of the Board

During the fiscal year ended June 30, 2020, the Board met nine times. All of our directors attended at least 75% (the threshold for disclosure under SEC rules) of the total meetings held by the Board and any committee on which the director served during the period of the fiscal year that the director was a member of the Board. We expect that each continuing director will attend the Annual Meeting of stockholders, absent a valid reason.

Executive Sessions of Non-Management Directors

The independent directors met in executive session, without any non-independent directors or members of management present, four times during fiscal 2020.

Compensation Committee Interlocks and Insider Participation

The directors serving on the Compensation Committee of the Board during the fiscal year ended June 30, 2020 were Peter G. Leemputte (Chairman), Donald C. Campion and TJ Chung. None of these individuals is or has at any time during the past year been an officer or employee of ours. During the 2020 fiscal year, none of our executive officers served as a director of any corporation for which any of these individuals served as an executive officer and there were no other Compensation Committee interlocks or relationships with the companies with which these individuals or our other directors are affiliated.

Communications with the Board

Any interested parties who have concerns that they wish to make known to the Company’s non-management directors, should send any such communication to the Board as a group or the non-management directors as a group in care of the Company’s registered office at 100 Cherokee Cove Drive, Vonore, Tennessee 37885 to the attention of our Corporate Secretary or send an email to the Board as a group or the non-management directors as a group at a specified email address provided by the Company on our website. Our Corporate Secretary shall review all written and emailed correspondence received from stockholders and other interested parties and forward such correspondence periodically to the directors. Advertisements, solicitations for business, requests for employment, requests for contributions or other inappropriate material will not be forwarded to the directors.

Director Compensation

The following table sets forth information concerning the fiscal year 2020 compensation of our non-employee directors that served during the period from July 1, 2019 through June 30, 2020:

Name	Fees earned or paid in cash ($)	Stock / option awards ($)	Other ($)(1)	Total ($)
Frederick A. Brightbill(2)	$56,520	$65,000	$—	$121,520
W. Patrick Battle	67,500	65,000	2,873	135,373
Jaclyn Baumgarten	57,500	65,000	11,482	133,982
Donald C. Campion	82,500	65,000	3,716	151,216
TJ Chung	62,500	65,000	—	127,500
Roch Lambert	76,250	65,000	3,682	144,932
Peter G. Leemputte	77,500	65,000	1,588	144,088

(1)

The amounts in this column reflect imputed income for boat usage. Each of our Non-Employee Directors is provided the opportunity to use one of our MasterCraft boats and trailers in order to better understand the quality, features, components, operation, etc. of our products, and to aid in the product development and portfolio strategy, while minimizing the cost to the Company. Directors are provided with use of the boat at no charge, but are responsible for paying all insurance, maintenance, fuel and other fees, costs and charges (other than registration or use fees and taxes) related to their operation of the boat.

(2)	The compensation shown above reflects compensation earned by Mr. Brightbill prior to his appointment as our interim Chief Executive Officer.

Non-management members of the Board receive a $50,000 annual retainer related to their Board duties and responsibilities, which is paid in advance in four equal installments of $12,500 each. Additionally, there is a $20,000 annual retainer for serving as our Lead Independent Director, also paid in four equal installments. We reimburse directors for their out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee thereof.

Directors also receive an additional annual retainer for each committee on which they serve, paid in four equal installments. Each Audit Committee member receives a $10,000 annual retainer. Additionally, there is a $15,000 annual retainer for serving as the chairman of the Audit Committee. Each Compensation Committee member receives a $7,500 annual retainer. Additionally, there is a $10,000 annual retainer for serving as the chairman of the Compensation Committee. Each Nominating and Corporate Governance Committee member receives a $5,000 annual retainer. Additionally, there is a $7,500 annual retainer for serving as the chairman of the Nominating and Corporate Governance Committee. Each Strategy Committee member receives a $5,000 annual retainer. Additionally, there is a $7,500 annual retainer for serving as the chairman of the Strategy Committee.

Under the director compensation policy, directors may elect to receive all (but not less than all) of his or her annual retainers in the form of common stock (in lieu of cash). Each non-employee director is also eligible to participate in our boat usage and testing program and may therefore receive certain additional benefits that we categorize as compensation for purposes of calculating a director’s compensation in this Proxy Statement.

Pursuant to the director compensation policy in effect during fiscal 2020, we also granted an annual award of restricted stock with a grant date fair value of $65,000 to each non-employee director who received cash compensation. The terms of each restricted stock award are set forth in a written award agreement between each director and us, which we intend will generally provide for vesting after one year of continued service as a director, prorated as necessary to account for changes in service on the Board, subject, in either case, to acceleration upon a change of control. Directors elected or appointed, or those who leave service on the Board mid-quarter will receive a prorated portion of the annual retainer and the annual award, in each case adjusted to reflect his or her period of service.

Under the director compensation policy, the aggregate amount of cash and equity compensation that may be paid or granted to any non-employee director during any calendar year may not exceed $500,000, subject to limited exceptions. We have adopted a director stock ownership policy encouraging directors to hold shares of our common stock with a value equal to four times his or her annual cash retainer fee (exclusive of any committee retainers).

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth information concerning beneficial ownership of our common stock as of August 19, 2020, unless otherwise indicated, by each of the directors and nominees for director, by each of the named executive officers, by all directors, nominees for director and executive officers as a group, and by beneficial owners of more than five percent of our common stock.

Name	Number of Shares of Common Stock Owned(1)	Number of Shares Subject to Right to Acquire Beneficial Ownership	Total Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding(2)
Beneficial owners of 5% or more of our common stock
Divisar Capital Management LLC(3)	1,646,969	—	1,646,969	8.68%
Fairfax Financial Holdings Limited(4)	1,599,333	—	1,599,333	8.42%
BlackRock, Inc.(5)	1,326,554	—	1,326,554	6.99%
The Vanguard Group(6)	985,446	—	985,446	5.19%
Systematic Financial Management, L.P.(7)	972,407	—	972,407	5.12%
Directors and named executive officers
Frederick A. Brightbill	117,580	—	117,580	*
Timothy M. Oxley	95,582	15,146	110,728	*
W. Patrick Battle	11,980	—	11,980	*
Jaclyn Baumgarten	8,438	—	8,438	*
Donald C. Campion	19,919	—	19,919	*
TJ Chung	13,518	—	13,518	*
Roch Lambert	14,336	—	14,336	*
Peter G. Leemputte	14,336	—	14,336	*
Terry McNew, Former President and Chief Executive Officer	337,765	—	337,765	1.78%
Jay S. Povlin, Former President, NauticStar	26,919	5,452	32,371	*
All current executive officers, directors and director nominees as a group (10 persons)	319,383	15,146	334,529	1.76%

*	Represents beneficial ownership of less than one percent (1%) of our outstanding common stock.
(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(2)	Based on an aggregate of 18,984,322 shares of MasterCraft common stock issued and outstanding as of August 19, 2020.
(3)

As of December 31, 2019, based on information provided in Schedule 13G/A filed with the SEC on February 14, 2020 by Divisar Capital Management LLC (“Divisar”), Divisar reported shared voting power with respect to 1,646,969 shares of our common stock and shared dispositive power with respect to 1,646,969 shares of our common stock. Based on the Schedule 13G/A, Divisar serves as the general partner and investment manager to each of Divisar Partners QP, L.P. and Divisar Partners, L.P., (collectively “the Funds”). Divisar may be deemed to be the beneficial owner of all shares of our common stock held by the Funds. Mr. Steven Baughman, as Managing Member of Divisar with the power to exercise investment and voting discretion, may be deemed to be the beneficial owner of all shares of our common stock held by the Funds. Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended, each of the Funds expressly disclaims beneficial ownership over any of the securities reported in this statement, and the filing of this statement shall not be construed as an admission that either of the Funds are the beneficial owner of any of the securities reported herein.

(4)

As of March 17, 2020, based on information provided in a Schedule 13G filed with the SEC on March 27, 2020 by Fairfax Financial Holdings Limited (“Fairfax”), Fairfax reported that it has shared voting power with respect to 1,599,333 shares of our common stock and shared dispositive power over 1,599,333 shares of our common stock. The address for Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7. The Schedule 13G was filed pursuant to a Joint Filing Agreement dated as of March 27, 2020 among V. Prem Watsa, The Second 1109 Holdco Ltd., The Sixty Two Investment Company Limited, Fairfax Financial Holdings Limited, FFHL Group Ltd., Northbridge Financial Corporation, Northbridge General Insurance Corporation, Fairfax (US) Inc., Odyssey US Holdings Inc., Odyssey Group Holdings, Inc., Odyssey Reinsurance Company, Crum & Forster Holdings Corp., United States Fire Insurance Company, The North River Insurance Company, 1102952 B.C. Unlimited Liability Company, Allied World Assurance Company Holdings, Ltd, Allied World Assurance Company Holdings I, Ltd, Allied World Assurance Company, Ltd, Allied World Assurance Holdings (Ireland) Ltd, Allied World Assurance Holdings (U.S.) Inc., Allied World Insurance Company, AW Underwriters Inc., Allied World Specialty Insurance Company.

(5)

As of December 31, 2019, based on information provided in a Schedule 13G/A filed with the SEC on February 5, 2020 by BlackRock, Inc. (“BlackRock”), BlackRock reported that it has sole voting power with respect to 1,295,006 shares of our common stock and sole power to dispose of, or direct the disposition of, 1,326,554 shares of our common stock. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(6)

As of December 31, 2019, based on information provided in Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group (“Vanguard”), Vanguard reported sole voting power with regard to 39,382 shares, shared voting power with respect to 1,269, sole dispositive power with respect to 947,872 shares of our common stock and shared dispositive power with respect to 37,574, shares of our common stock. Based on the Schedule 13G/A, the Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 36,305 shares of our common stock as a result of its serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 4,346 shares of our common stock as a result of its serving as investment manager of collective trust accounts. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(7)

As of December 31, 2019, based on information provided in Schedule 13G/A filed with the SEC on February 13, 2020 by Systematic Financial Management, L.P. (“Systematic”), Systematic reported sole voting power with respect to 593,572 shares of our common stock and sole dispositive power with respect to 972,407 shares of our common stock. The address for Systematic is 300 Frank W. Burr Blvd., Glenpointe East, 7th Floor, Teaneck, NJ 07666.

Delinquent Section 16(a) Reports

Directors, officers and persons who beneficially own more than 10% of our common stock are required by Section 16(a) of the Exchange Act of 1934, as amended (the “Exchange Act”) to file reports of ownership and changes in ownership of our common stock with the SEC, the NASDAQ, and us. To the our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the 2020 fiscal year, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, except for late Form 4s to report shares surrendered for taxes in connection with the vesting of RSAs, which were filed on November 22, 2019 for the following individuals: Mr. Oxley (for RSAs that vested on July 19, 2019, July 20, 2019 and August 25, 2019), Mr. Povlin (for RSAs that vested on July 19, 2019, July 20, 2019 and August 25, 2019) and Mr. May (for RSAs that vested on July 19, 2019).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following are summaries of certain transactions, arrangements and relationships with certain of our directors, executive officers or stockholders owning 5% or more of our outstanding common stock.

Compensation Programs

We have entered into certain compensation plans to provide payments to certain of our service providers (including our named executive officers and certain of our non-employee directors) as described under the section titled “Executive Compensation.”

Crest Related Party Transactions

In connection with the operations of Crest, the Company made rental payments to Crest Marine Real Estate LLC (“Real Estate”) for a manufacturing facility, storage and office building (the “Crest Facility”). One of the minority owners of Real Estate is a member of the Crest management team. The lease was to expire on September 30, 2028, and was subject to four consecutive, five-year renewal periods. The lease terms included an option for the Company to purchase the Crest Facility for an amount equal to its fair market value, as determined by appraisals and negotiation between the Company and Real Estate (the “Purchase Option”). The annual rent under the lease was $0.3 million for the first five years of the lease term, and was to increase to $0.4 million for the remaining five years. Additionally, at the beginning of each of the optional renewal terms the rent was to be adjusted based on the change in the Consumer Price Index. In accordance with the Purchase Option, on October 24, 2019 the Company purchased the Crest Facility for $4.1 million.

Crest purchases fiberglass component parts from a supplier whose minority owner was the same member of the Crest management team that has a minority ownership interest in Real Estate. On January 31, 2020 this minority ownership interest was divested and this supplier ceased being a related party. During the period beginning July 1, 2019 and ending January 31, 2020, the Company purchased $1.8 million of products from the supplier.

Our Policy Regarding Related Party Transactions

Our Board has adopted a written related party transaction policy setting forth the policies and procedures for the review and approval or ratification of related party transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation
S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related party had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related party. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related party’s interest in the transaction.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm.

Changes in Independent Registered Public Accounting Firm

On September 26, 2019, the Audit Committee approved the dismissal of BDO LLP (“BDO”) as the Company’s independent registered public accounting firm. The Company notified BDO of its decision on September 26, 2019.

The reports of BDO on the Company’s consolidated financial statements for the fiscal years ended June 30, 2019, 2018 and 2017 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended June 30, 2019, 2018 and 2017, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of BDO would have caused BDO to make reference thereto in its reports on the consolidated financial statements for such years. During the fiscal years ended June 30, 2019, 2018 and 2017, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided BDO with a copy of the disclosures made in a Current Report on Form 8-K (the “Report”) prior to the time the Report was filed with the SEC and requested that BDO furnish the Company with a copy of its letter addressed to the SEC stating whether or not BDO agrees with the statements made by the Company therein, and, if not, stating the respects in which it does not agree. The Letter from BDO to the SEC dated as of September 26, 2019, was filed in our Current Report on Form 8-K on September 27, 2019 and is incorporated therein by reference.

Information regarding fees paid to BDO as the Company’s independent registered public accounting firm for fiscal year 2019 is set out below in “Fees Billed by Independent Registered Public Accounting Firms.”

Engagement of Deloitte & Touche LLP

On September 26, 2019, the Audit Committee approved the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s new independent registered public accounting firm, effective immediately, to perform independent audit services for the fiscal year ending June 30, 2020.

During the fiscal years ended June 30, 2020 and 2019, neither the Company, nor anyone on its behalf, consulted Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company, and no written report or oral advice was provided to the Company by Deloitte that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Audit Committee believes that the retention of Deloitte as our independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm for fiscal 2021.

Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the appointment, it will be considered as a direction to the Board and the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board recommends that you vote FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for, among other things, reviewing with Deloitte, our independent registered public accounting firm for fiscal year 2020, the scope and results of their audit engagement. In connection with the audit for the fiscal year ended June 30, 2020, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements of MasterCraft to be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020;
•

discussed with Deloitte the matters required by the statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte their independence.

Management is primarily responsible for the Company’s financial reporting process (including its system of internal control) and for the preparation of the consolidated financial statements of the Company in accordance with generally accepted accounting principles (“GAAP”). Deloitte is responsible for auditing those financial statements and issuing an opinion on whether the audited financial statements conform with GAAP. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of Deloitte included in their report to the financial statements of the Company.

Based on the review and the discussions described in the preceding bullet points, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020.

Submitted by the Audit Committee:

Donald C. Campion

Roch Lambert

Peter G. Leemputte

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We were billed for professional services provided with respect to fiscal 2019 by BDO, which served as the Company’s independent registered public accounting firm for fiscal 2019 and Deloitte, which served as the Company’s independent registered accounting firm for fiscal 2020. The following table sets forth the aggregate fees billed during the fiscal years ended June 30, 2020 and June 30, 2019:

DELOITTE

	Fiscal Year 2020	Fiscal Year 2019
Audit Fees (1)	$685,000	$—
All other Fees(2)	$1,895	—
Total	$686,895	$—

(1)

Audit fees represent fees billed or accrued for professional services rendered for the audit of MasterCraft Boat Holdings, Inc.'s  annual financial statements and review of the interim condensed consolidated financial statements included in quarterly filings and services that are normally provided by Deloitte  in connection with statutory and regulatory filings or engagements.

(2)	Other fees billed by Deloitte are for access to Deloitte's accounting research tools and subscription services.

BDO

	Fiscal Year 2020	Fiscal Year 2019
Audit Fees(3)	$140,000	$821,000

Total	$140,000	$821,000

(3)

Audit fees for fiscal year 2020 relate to their consent on fiscal year 2020 audit.  Audit fees for fiscal year 2019 represent fees billed or accrued for professional services rendered for the audit of MasterCraft Boat Holdings, Inc.'s  consolidated annual financial statements and review of the interim condensed consolidated financial statements included in quarterly filings and services that are normally provided by BDO in connection with statutory and regulatory filings or engagements.

Audit Fees include fees for services rendered for the audit of our annual financial statements and the review of the interim financial statements. Audit fees also include fees associated with the review of filings made with the SEC.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate our independent registered public accounting firm, to pre-approve the performance of all audit and permitted non-audit services provided to us by our independent registered public accounting firm in accordance with Section 10A of the Exchange Act, and to review with our independent registered public accounting firm their fees and plans for all auditing services. All fees paid to Deloitte were pre-approved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines.

The Audit Committee considered the provision of non-audit services by the independent registered public accounting firm and determined that provision of those services was compatible with maintaining auditor independence.

There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

EXECUTIVE OFFICERS

Frederick A. Brightbill serves as a director and as an executive officer. His business experience is discussed above in “Proposal 1—Election of Directors—Continuing Directors with Terms Expiring at the 2021 or 2022 Annual Meetings.”

The other executive officers as of the date of this Proxy Statement are:

Timothy M. Oxley, 61, was appointed as our Chief Financial Officer in 2012 and prior to that, he served as Vice President of Business Performance from 2007 until 2012. He is responsible for the Company’s internal controls and policies. Mr. Oxley has actively led MasterCraft’s debt refinancing process and also leads the Company’s forecasting and budgeting process. Mr. Oxley has 30 years of experience in the boating industry, including 14 years with the Company, following 16 years with Brunswick Corporation (“Brunswick”). Prior to joining the Company, Mr. Oxley was the Chief Financial Officer of Brunswick’s Freshwater Boat Group from 2004 to 2006, the Chief Financial Officer of Brunswick’s Sea Ray Boat Group from 2002 to 2004, and the Chief Financial Officer of Baja Marine Corporation (a division of Brunswick) from 1998 to 2002. Mr. Oxley was also the Director of Budgeting at the Sea Ray Boats Division from 1990 to 1998. Before Brunswick, he was a Senior Auditor at Arthur Andersen LLP. Mr. Oxley received his B.S. in Accounting from the University of Tennessee in 1981 and is a Certified Public Accountant (inactive).

George Steinbarger, 40, currently serves as our Chief Revenue Officer, having previously held the role of Vice President of Business Development. Prior to joining the company in May 2018, Mr. Steinbarger was a Senior Vice President of Investment Banking at Raymond James. While at Raymond James, he was responsible for advising companies across a range of industries on capital markets, mergers & acquisitions, and debt financing transactions. Mr. Steinbarger received his M.B.A. from the Crummer Graduate School of Business at Rollins College, and graduated with a B.S. in Accounting from the University of Central Florida.

Patrick May, 60, currently serves as the President of Crest, which we acquired in October 2018. Before MasterCraft’s acquisition of Crest, Mr. May served as Chief Operating Officer and Chief Financial Officer of Crest since its inception in April 2010. In his current capacity, Mr. May oversees sales, marketing, finance, product development and manufacturing activities at Crest. Prior to Crest, Mr. May was President of Woodward Capital Advisors, a private investment banking firm he co-founded in Birmingham, Michigan where he spent fifteen years specializing in mergers and acquisitions serving a diverse corporate middle market clientele. Mr. May began his career as a lending officer at Bank of America. He obtained his Bachelors of Science degree in Public Administration from Ferris State University in 1982.

Scott Womack, 51, was appointed President of NauticStar Boats, LLC (“NauticStar”) on August 3, 2020. Mr. Womack has served in a variety of leadership positions with large automotive suppliers and brings 27 years of manufacturing and global operations experience. He joins NauticStar from Autoneum Holdings AG (“Autoneum”) where he oversaw five manufacturing sites as Vice President of U.S. Operations. Prior to joining Autoneum, Womack served as Chief Operating Officer at Varroc Lighting Systems where he oversaw 15 manufacturing sites in six countries.

EXECUTIVE COMPENSATION

Introduction

This Compensation Overview provides a discussion of our executive compensation program, together with a description of the material factors underlying the decisions that resulted in the compensation provided to our current chief executive officer, former chief executive officer and our two next highest paid executive officers during fiscal year 2020 (collectively, the “named executive officers”), as presented in the tables which follow this discussion.

The Company’s named executive officers during fiscal year 2020 are set forth in the table below:

Named Executive Officer	Position During Fiscal Year 2020
Frederick A. Brightbill	CEO and Chairman of the Board
Timothy M. Oxley	Chief Financial Officer, Treasurer and Secretary
Terry McNew	Former Chief Executive Officer
Jay S. Povlin	Former President, NauticStar

This discussion contains statements regarding our performance targets and goals, with respect to performance metrics including revenue, Adjusted EBITDA, Adjusted EBITDA Margin and Strategic Metrics. These targets and goals are disclosed in the limited context of our compensation program and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. We specifically caution investors not to apply these statements to other contexts. Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. See “Appendix A—Reconciliation of Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable financial measures presented in accordance with GAAP. Strategic Metrics are the Company’s goals to align executives and provide an ongoing mechanism to monitor progress toward these performance measures, and include market share attainment, consumer satisfaction index score, and inventory turnover.

Compensation Philosophy and Objectives

Our executive compensation program is designed to facilitate high performance and generate results that will create value for us and our stockholders. The key objectives of our executive compensation program are as follows:

•	Pay for performance.
•	Reward our executives with equity in the Company in order to align their interests with the interests of our stockholders and allow our executives to share in our stockholders’ success.
•	Create a performance culture and maintain morale.
•	Attract, motivate and retain top executive talent.

Our Compensation Committee and Board review and approve our executive compensation program, and maintain the discretion to adjust awards and amounts paid to our executive officers as they deem appropriate. In evaluating and approving executive compensation, the Compensation Committee and Board consider a variety of factors, including significant acquisitions, changes in our business strategy, performance expectations for the Company, external market data, actual performance of the Company, and individual executive performance.

Industry Peer Group

To assist the Compensation Committee in aligning the compensation of our executive officers with market practices, our Compensation Committee reviewed a peer group composed of the 15 companies described below to ensure that our executive compensation remains within a reasonable range of the peer median.

Fiscal Year 2020 Peer Group
American Outdoor Brands Corporation	Marine Products Corporation
Callaway Golf Company	Motorcar Parts of America, Inc.
Clarus Corporation	National Presto Industries, Inc.
Fox Factory Holding Corp.	Nautilus, Inc.
iRobot Corporation	Spartan Motors, Inc.
Johnson Outdoors Inc.	Sturm, Ruger & Company, Inc.
Malibu Boats, Inc.	Twin Disc, Incorporated
MarineMax, Inc.

Compensation Best Practices

What We Do
✓	Strong emphasis on performance-based compensation, with a significant portion of named executive officers’ overall compensation tied to Company performance	✓	Rigorous measures tied to Company Revenue, Adjusted EBITDA Margin, Strategic Metrics, Total Shareholder Return and Cumulative Adjusted EPS
✓	Aggressive annual Revenue and Adjusted EBITDA targets	✓	Compensation Committee composed solely of independent directors
✓	Appropriate mix of short-term and long-term incentives	✓	Additional rigorous individual performance objectives considered for each executive
✓	Annual cash incentives for named executive officers limited to 200% of Target for financial and strategic performance metrics	✓	Meaningful stock ownership guidelines for certain executive officers and directors
✓	Robust clawback policy for incentive compensation paid to our named executive officers	✓	Compensation Committee advised by third-party advisors including independent compensation consultant

What We Don’t Do
×	Provide incentives that encourage excessive executive risk-taking	×	Allow hedging or short sales
×	Gross up excise taxes that may become due upon a change in control	×	Guarantee incentive awards for executives

Elements of our Compensation Program

The primary elements of our fiscal year 2020 executive compensation structure are base salary, annual bonuses, equity incentive awards and certain employee benefits. Each principal element of our executive compensation program for fiscal year 2020 along with the objectives of each element are summarized in the following table and described in more detail below.

Compensation Element	Brief Description	Objectives
Base Salary	Fixed compensation	Provide a competitive, fixed level of cash compensation to attract and retain talented and skilled executives
Annual Bonuses: Short Term Incentive Compensation	Variable, performance-based cash compensation earned based on achieving pre-established annual goals	Motivate executives to achieve or exceed our current-year financial goals and reward them for their achievements Aid in retention of key executives in a highly competitive market for talent
Long Term Equity Incentive Awards	Variable, equity-based compensation to promote achievement of longer-term goals

Align executives’ interests with those of our stockholders and encourage executive decision-making that maximizes growth and value creation over the long-term

Aid in retention of key executives and ensure continuity of management in a highly competitive market for talent

Employee Benefits and Perquisites	Participation in all broad-based employee health and welfare programs and retirement plans Allow usage of a Company-owned boat

Aid in retention of key executives in a highly competitive market for talent by providing overall benefits package competitive with industry peers

Familiarize executives with the functionality and quality of current model year boats

Base Salary

The base salary component of executive officer compensation is intended to provide a competitive, stable level of minimum compensation to each officer commensurate with the executive’s role, experience and duties. The Compensation Committee reviews and approves base salaries for our named executive officers based on several factors, including the individual’s experience, responsibilities, performance, expected future contribution, our expected financial performance and salaries of similarly situated executives of our public peers. The initial base salaries of our named executive officers are set forth in each such executive’s employment agreement or offer letter, as applicable.

The base salaries set forth in the applicable agreements with our named executive officers were established based on an evaluation of the factors described above, our desire to reward and retain the key executives who we believe are instrumental to our success, and the competitiveness of base salaries based upon a review of publicly available data for our competitors.

Named Executive Officer	Base Salary
Frederick A. Brightbill	$700,000
Timothy M. Oxley	$300,000
Terry McNew	$500,000
Jay S. Povlin	$300,000

Annual Bonus: Short Term Cash Incentive Compensation

The Company has established the Short-Term Incentive Plan (“STIP”) to provide annual cash incentive compensation to our executives. The graphic below illustrates the weighting of the metrics and the calculation of the objective component of the STIP.

The STIP sets a threshold, target, and maximum level for each of these metrics applicable to all executive officers. The targets are set for the year by the Compensation Committee based on recommendations from the CEO and the CFO and are communicated to executives at the beginning of each year. While the Compensation Committee primarily bases annual cash incentive awards on performance against the targets for the year, it also considers a variety of other factors, including established individual performance objectives for each executive such as operational achievements, financial performance and market share gains for specific business divisions and segments, dealer inventories, warranty expenses and marketing objectives.

The target criteria and actual fiscal year 2020 results for Total Company Revenue, Adjusted EBITDA, Marketing and NauticStar are as follows:

		Target
Metrics	Weighting	Minimum	Maximum	Results	Percentage Payout Attained	Achievement
Financial Metrics (1)
Revenue	28%	$400.0 million	$600.0 million	$ 363.1 million	—	Below minimum target
Adjusted EBITDA(2)	42%	$57.2 million	$81.7 million	$ 44.3 million	—	Below minimum target
Strategic Metrics (3)
Marketing improvements	15%			83.3%	12.5%	Partial attainment
NauticStar improvements	15%			61.9%	9.3%	Partial attainment
Total (Blended result)					21.8%

(1)	Financial metrics represent 70% of the bonus opportunity.
(2)	For additional information regarding and reconciliation of this non-GAAP financial measure, see “Appendix A - Reconciliation of Non-GAAP Measures.”
(3)	Strategic metrics represent 30% of the bonus opportunity.

The table below sets forth the threshold, target and maximum percentages of base salary for awards under the 2020 STIP, together with the achievement and actual bonus levels paid to our NEOs, based on actual Company and individual results.

	Award Opportunity			Achievement		Bonus Earned
Name	Threshold	Target	Maximum	Achievement (actual)	Achievement (as adjusted)	% of Target	$
Frederick A. Brightbill	30% of base salary	100% of base salary	200% of base salary	21.8%	21.8%	21.8%	$88,216
Timothy M. Oxley	15% of base salary	50% of base salary	100% of base salary	21.8%	21.8%	21.8%	$32,702
Terry McNew(1)	—	—	—	—	—	—	—
Jay S. Povlin(2)	15% of base salary	50% of base salary	100% of base salary	21.8%	0%	0%	$—

(1)	Mr. McNew resigned from the Company in October 2019, and therefore was not eligible to participate in the 2020 STIP.
(2)	Management determined not to award Mr. Povlin a payout under the 2020 STIP based on the results of the NauticStar segment.

Long-Term Equity Incentive Compensation

Equity awards represent an important component of our named executive officer compensation. We believe long-term incentive awards align the interests of our stockholders and our named executive officers by increasing the proprietary interest of our named executive officers in the Company’s growth and success, advance the Company’s interests by attracting and retaining qualified employees over time and motivate our executives to act in the long-term best interests of our stockholders. In particular, the Compensation Committee and the Board feel that one way to align the Company’s strategy with the executive long-term incentive compensation is to tie the awards directly to the Company’s performance.

Long-Term Incentive Plan (“LTIP”) awards are granted to our executive officers annually under our Amended and Restated MasterCraft Boat Holdings, Inc. 2015 Incentive Award Plan. In order to balance performance and retention incentives, during the fiscal year 2020, LTIP awards consisted of 50% restricted stock awards (“RSAs”) and 50% performance stock units (“PSUs”). The Compensation Committee believes that RSAs promote an “ownership” culture, align executives’ interests with those of our stockholders and provide retention incentives for our executive officers, while PSUs act as an additional tool for linking individual interests of our executive officers to those of our stockholders.

RSAs vest annually in three equal installments beginning on the first anniversary of the grant date, subject to the executive officer’s continued employment.

Shares subject to PSUs are earned based upon the Company’s performance, over a three-year period, measured by an increase in Adjusted EBITDA Margin (for awards granted prior to fiscal year 2018) and cumulative adjusted earnings per share (for awards granted in fiscal year 2019 and 2020), in each case subject to a potential adjustment based upon the application of a total stockholder return (“TSR”) modifier and subject to the executive officer’s continued employment with the Company. At the end of the three-year performance period, the Compensation Committee determines the actual number of shares the individual will receive based on achievement of the established performance goals and the TSR modifier.

Results for the 2018 – 2020 performance period for awards granted in fiscal 2018 are set forth in the table below.

Performance Metric	Target	Results	Achievement	Relative TSR Level	Relative TSR Modifier
Adjusted EBITDA Margin(1)	16.9%	16.1%	Between minimum and target	25th Percentile or less	-20.0%
Payout%	100.0%	84.3%	Between minimum and target	50th Percentile	No adjustment
TSR Modifier		107.2x		75th Percentile	20.0%
Calculated Payout(2)		90.4%		90th Percentile or greater	30.0%
				59th Percentile (Actual)	7.2%

(1)	Three-year cumulative Adjusted EBITDA Margin for fiscal years 2018, 2019 and 2020.
(2)	Awards earned give effect to certain adjustments to account for acquisitions made during the performance period.

The table below sets forth the shares earned by our named executive officers in fiscal year 2020 for the fiscal 2018–2020 performance period:

Named Executive Officer	Shares Subject to PSUs Granted in Fiscal 2018	Shares Earned	Shares Earned as a Percentage of Target
Frederick A. Brightbill	—	—	—
Timothy M. Oxley	3,454	3,122	90.4%
Terry McNew(1)	10,729	—	—
Jay S. Povlin	2,598	2,348	90.4%

(1)	Mr. McNew’s PSUs were cancelled in connection with his resignation.

For the fiscal year 2021, the Compensation Committee will again utilize a 50% RSA and 50% PSU mix of LTIP awards. The RSAs will vest annually in three equal installments beginning on the first anniversary of the grant date, subject to the executive officer’s continued employment. Shares subject to PSUs are again earned based on the Company’s performance over a three-year period, measured by an increase in a cumulative adjusted earnings per share metric, subject to a TSR modifier and the executive officer’s continued employment with the Company. At the current point in the evolution of the Company, the Compensation Committee believes the adjusted earnings per share metric further aligns executive compensation with stockholder interests.

2020 Supplemental PSUs

On July 16, 2020, after consulting with outside compensation advisors and outside legal counsel, reviewing market data and benchmarking expected relative compensation to the market data, the Compensation Committee made the decision to grant additional PSUs under the LTIP Program to certain of the Company’s officers, including its named executive officers (the “Supplemental PSUs”). The “Performance Period” for the Supplemental PSUs is a two-year period commencing July 1, 2020 and ending June 30, 2022.

As noted above, the Compensation Committee did not use discretion to alter payouts due under the 2020 STIP or for the 2018-2020 performance period of the LTIP.  Looking ahead, the Compensation Committee believed the loss of two years of PSU awards would likely harm motivation, morale and performance, which would not be beneficial to the Company or its stockholders.  The Compensation Committee granted these Supplemental PSUs to attract and motivate key employees whose existing fiscal 2019 and fiscal 2020 PSU grants (the “Existing PSUs”) were unlikely to achieve minimum performance goals due to the unprecedented effects of the current and ongoing COVID-19 pandemic. In addition, the Supplemental PSU grant aligns management with the objectives of stockholders and acts as a retention incentive.

The Compensation Committee’s commitment to sound and stockholder-friendly practice was important when designing the Supplemental PSUs.  To that end, the Supplemental PSUs are capped at 90% of the Existing PSUs original fair value, and would be reduced for any shares issuable upon satisfaction of the performance criteria pursuant to the Existing PSUs.

The number of Supplemental PSUs that a grantee earns for the performance period will be determined by multiplying the target award by the product of (i) the Composite Payout Percentage and (ii) the Relative TSR Modifier. The “Composite Payout Percentage” is calculated based on the Company’s Total Market Share Percentage, Total CSI Percentage and Total Dealer Inventory Turnover Percentage (each as defined in the Supplemental PSU Award Agreement). Following the determination of the Company’s achievement with respect to the Composite Payout Percentage over the Performance Period, the vesting of each award will be subject to adjustment based upon the application of Relative TSR Modifier. Depending on Company TSR relative to Performance Comparison Group TSR (as defined in the Supplemental PSU Award Agreement), the number of Supplemental PSUs subject to vesting pursuant to each award can be modified as follows:

Named Executive Officer	Relative TSR Modifier
25th percentile or less	-20%
50th percentile	0%
75th percentile or greater	20%

The table below sets forth the number of PSUs awarded to the Company’s named executive officers by the Committee:

Named Executive Officer	Supplemental PSUs Granted in Fiscal 2021
Frederick A. Brightbill	16,222
Timothy M. Oxley	7,584
Jay S. Povlin(1)	5,516
(1)	Supplemental shares granted to Mr. Povlin were canceled in connection with his departure.

Employee Benefits and Perquisites

Our named executive officers receive the standard benefits received by all employees including: health and welfare plans, including, medical, dental, and vision benefits; medical and dependent care flexible spending accounts; short term and long-term disability insurance; and life insurance, retirement plans (a 401(k) retirement savings plan), and vacation.

We do not have a defined benefit pension plan or supplemental executive retirement plan. Our named executive officers participate in our various benefit programs, including our 401(k) retirement savings plan discussed below, on the same terms as other employees. The Company does not provide to its named executive officers supplemental executive retirement plans, club memberships or other significant perquisites.

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are generally eligible to participate in the 401(k) plan on the same terms as other full time employees. The Internal Revenue Code, or the Code, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax deferred retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Executive Stock Ownership Policy

The Company has established stock ownership and retention guidelines in order to further align the long-term interests of our executive officers with those of our stockholders. Our stock ownership guidelines require our CEO and CFO to own shares of the Company’s common stock having an aggregate value equal to six times and three times their respective annual base salaries within five years of being appointed. As of this proxy, our CFO owns 3.5 times his annual base salary.  Our CEO owns 1.8 times his annual base salary and has made significant progress given his recent hire date of December 2019.

No Tax Gross Ups

Except for life insurance and certain living expenses, we do not make gross up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by the Company.

None of the named executive officers are entitled to gross-up payments in the event that any payments or benefits provided to her or him by the Company are subject to the golden parachute excise tax under Sections 280G and 4999 of the Internal Revenue Code.

Insider Trading Policy Prohibition on Hedging and Pledging

We have adopted an insider trading compliance policy (effective as of the effective date of our initial public offering), which prohibits the hedging and pledging of our securities by our directors and officers. None of our executive officers or directors holds any of our stock subject to a hedge or pledge.

Clawback Policy

We have adopted a claw-back policy. Under this policy, the Company may seek to recover or cause to be forfeited any or all performance-based compensation received by employees and directors of the Company, including the named executive officers, in the event of restatement of the Company’s financial statements resulting in whole or in part from the fraud or intentional misconduct of such employees or directors.

Summary Compensation Table

The following table sets forth information concerning the total compensation awarded to, earned by or paid to the named executive officers for fiscal years ended June 30, 2019 and June 30, 2020, calculated in accordance with SEC rules and regulations.

Name and Principal Position*	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)(3)	Total ($)
Frederick A. Brightbill(4)	2020	456,923	—	606,986	—	104,216	18,177	1,186,302
CEO and Chairman of the	2019	—	—	—	—	—	—	—
Board

Timothy M. Oxley	2020	300,000	—	180,000	—	32,702	15,673	528,375
Chief Financial Officer,	2019	300,000	—	180,000	—	162,000	13,462	655,462
Treasurer and Secretary

Terry McNew	2020	182,692	—	750,000	—	—	3,916	936,608
Former President and Chief	2019	500,000	—	750,000	—	540,000	17,530	1,807,530
Executive Officer

Jay S. Povlin(5)	2020	300,000	—	150,000	—	—	48,462	498,462
Former President, NauticStar	2019	230,964	—	103,500	—	99,776	18,578	452,818

*	Mr. McNew left the Company on October 30 ,2019. Mr. Povlin left the Company on August 3, 2020.
(1)

Represents the aggregate grant date fair value for equity awards granted in 2019 and 2020, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K. See “—Equity Incentive Compensation” for more information about the awards granted in 2019 and 2020.

(2)

Mr. Oxley received an annual performance-based bonus with respect to fiscal 2019 and fiscal 2020 STIP, respectively. Mr. Brightbill received a prorated annual performance-based bonus with respect to fiscal 2020 STIP and $16,000 related cash bonus paid as the interim CEO. For a discussion of the 2020 STIP, see the section entitled “Elements of our Compensation Program—Annual Bonus: Short Term Cash Incentive Compensation.”

(3)	The amounts shown in this column for 2020 reflect the following components:
•	Mr. McNew’s compensation includes $442 for spousal airfare travel in connection with a variety of trips.
•	Messrs. Brightbill, Oxley, McNew and Povlin received $5,266, $2,737, $594 and $954, respectively, for a Company paid life insurance policy.
•

Messrs. Brightbill, Oxley and Povlin each received $9,975 for matching contributions to each individual’s account in our 401(k) plan.  Mr. McNew received $713 for matching contribution to his individual account in our 401(k) plan.

•	Messrs. Brightbill, Oxley, McNew and Povlin received imputed income of $2,936, $2,961, $2,167 and $4,254, respectively, for boat usage.
•	Mr. Povlin received $10,650 for a car allowance.
•	Mr. Povlin received $14,341 for a housing allowance.
•	Mr. Povlin received $8,289 for gross up payments to cover certain living expenses.

The amounts shown in this column for 2019 reflect the following components:

•	Mr. McNew’s compensation includes $3,832 for spousal airfare travel in connection with a variety of trips.
•	Messrs. McNew, Oxley and Povlin received $1,783, $2,737 and $954, respectively, for a Company paid life insurance policy.
•	Messrs. McNew, Oxley and Povlin each received $9,625 for matching contributions to each individual’s account in our 401(k) plan.
•	Messrs. McNew, Oxley and Povlin received imputed income of $2,290 and $1,100 and $2,939, respectively, for boat usage.

•	Mr. Povlin received $1,538 for a car allowance.
•	Mr. Povlin received $3,522 for a housing allowance.
(4)

Prior to Mr. Brightbill’s appointment as interim Chief Executive Officer on October 30, 2019, he received compensation for his role as a director on our Board. The amounts reported above are those that relate to his service as interim Chief Executive Officer and, effective December 2, 2019, permanent Chief Executive Officer. For details regarding Mr. Brightbill’s compensation for services as a director, see “Corporate Governance—Director Compensation.”

(5)

Mr. Povlin was appointed President of NauticStar on March 18, 2019. In connection with his promotion to President of NauticStar, Mr. Povlin’s annual base salary increased to $290,000. Mr. Povlin’ s annual base salary increased to $300,000 beginning in fiscal 2020.

Outstanding Equity Awards at Fiscal 2020 Year-End

The following table sets forth information with respect to outstanding option awards for each of the named executive officers as of June 30, 2020.

		Option Awards				Stock Awards
Name*	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised unearned options (#)	Option exercise price ($)(1)	Option expiration date	Number of securities that have not vested (#)	Market value of securities that have not vested ($)(2)
Frederick A. Brightbill	10/30/2019	—	—	—	—	15,000(4)	285,750
	12/2/2019	—	—	—	—	25,000(5)	476,250
	12/2/2019	—	—	—	—	18,563(6)	353,625
	12/2/2019	—	—	—	—	18,563(7)	353,625
Timothy M. Oxley	7/16/2015	15,146	—(3)	10.70	7/16/2025	—	—
	7/20/2017	—	—	—	—	1,151(8)	21,927
	7/19/2018	—	—	—	—	2,257(9)	42,996
	8/14/2018	—	—	—	—	3,561(10)	67,837
	9/10/2019	—	—	—	—	5,117(6)	97,479
	9/10/2019	—	—	—	—	5,117(7)	97,479
Jay S. Povlin	7/16/2015	5,452	—(3)	10.70	7/16/2025	—	—
	7/20/2017	—	—	—	—	866(8)	16,497
	7/19/2018	—	—	—	—	1,298(9)	24,727
	8/14/2018	—	—	—	—	2,048(10)	39,014
	9/10/2019	—	—	—	—	4,264(6)	81,229
	9/10/2019	—	—	—	—	4,264(7)	81,229
			—	—

*	The table above excludes Mr. McNew as all of his outstanding awards were cancelled in connection with his resignation.
(1)	The option exercise price has been reduced by $4.30, the amount of the special cash dividend paid on June 10, 2016, from an exercise price of $15.00 to an exercise price of $10.70.
(2)	Based on the closing price of the Company’s common stock on June 30, 2020 of $19.05.
(3)	As of July 2019 all options are vested and exercisable.
(4)	The restricted stock vests on October 30, 2020.
(5)	The restricted stock vests in two equal annual installments beginning on December 2, 2020.
(6)

The performance stock units will be earned based upon the Company’s performance, over a three-year period, measured by cumulative adjusted earnings per share, subject to a TSR modifier. The “Performance Period” for the awards is a three-year period commencing July 1, 2019 and ending June 30, 2022.

(7)	The restricted stock vests in three equal annual installments beginning on September 10, 2020.
(8)	The restricted stock vests on July 20, 2020.
(9)	The restricted stock vests in two equal annual installments beginning on July 19, 2020.

(10)

The performance stock units will be earned based upon the Company’s performance, over a three-year period, measured by cumulative adjusted earnings per share, subject to a TSR modifier. The “Performance Period” for the awards is a three-year period commencing July 1, 2018 and ending June 30, 2021.

 Potential Payments upon Termination or Change of Control

The employment agreement with Mr. Oxley provide for the payment of certain severance benefits upon termination. For additional information about the payment of certain severance benefits upon termination, please see the section titled “Severance” below.

Employment Agreements and Offer Letter with our Named Executive Officers

Interim CEO

On October 30, 2019, the Board of Directors appointed Mr. Brightbill to serve as the Company’s interim Chief Executive Officer following Mr. McNew’s resignation. In connection with his appointment as interim Chief Executive Officer, the Company entered into a letter agreement with Mr. Brightbill regarding the terms of his employment as interim Chief Executive Officer.

The letter agreement provided, among other things, that while serving as interim Chief Executive Officer, Mr. Brightbill would receive, in addition to his usual compensation as a director of the Company, (a) a base salary of $50,000 per month, less applicable taxes and withholding, payable in accordance with the Company’s normal payroll cycle (b) a cash bonus of $10,000 per month served as interim Chief Executive Officer, subject to adjustment by the Compensation Committee based on his performance as interim Chief Executive Officer, payable at the end of his service as interim Chief Executive Officer (provided he remains employed by the Company as interim Chief Executive Officer through the final date established by the Board of Directors) and (c) a one-time grant of 15,000 RSAs (with terms substantially similar to annual director grants, including a one-year vesting period).

In connection with his appointment as permanent Chief Executive Officer, Mr. Brightbill forfeited the $10,000 per month cash bonus.

Permanent CEO

On December 2, 2019, Mr. Brightbill executed an offer letter with the Company to serve as Chief Executive Officer of the Company, which replaced the letter agreement entered into in connection with Mr. Brightbill’s appointment as interim Chief Executive Officer. Mr. Brightbill’s employment with the Company is “at will” and, as such, may be terminated at any time, by either Mr. Brightbill or the Company, with or without advance notice or cause.

Pursuant to his employment agreement, Mr. Brightbill received an initial sign-on bonus of 25,000 RSAs, which will vest on the first and second anniversaries of the grant date, and he is entitled to an initial annual base salary of $700,000. In determining the number of RSAs to award Mr. Brightbill in connection with his appointment as permeant Chief Executive Officer, the Compensation Committee took into account the 15,000 RSAs previously awarded to Mr. Brightbill in connection with this appointment as interim Chief Executive Officer.

Mr. Brightbill is also eligible for an annual performance-based bonus, based upon annual performance targets established by the Board. The actual annual performance-based bonus paid to Mr. Brightbill the 2020 STIP is set forth above in the Summary Compensation Table in the column entitled “Non-equity incentive plan compensation.” Mr. Brightbill is also eligible for equity awards under our LTIP program should he meet performance targets established by the Board.

Employment Agreement Timothy M. Oxley

On July 1, 2018, we entered into a new employment agreement with Mr. Oxley. Under his employment agreement, Mr. Oxley will serve as Chief Financial Officer, Secretary and Treasurer of the Company, for four years from the effective date of the employment agreement, subject to successive one year extensions by the Board provided that neither he nor the Company provides written notice of non-extension prior to the expiration of the then current term or until his employment is terminated by the Company or him pursuant to the terms of his employment agreement. Mr. Oxley is also eligible for equity awards under our LTIP program should he meet performance targets established by the Board.

Base Salary, Cash Bonuses and Equity Awards

Pursuant to such employment agreement, Mr. Oxley is entitled to an initial annual base salary of $300,000. Mr. Oxley is eligible for an annual performance-based bonus in accordance with the terms of the STIP adopted by the Board, based upon annual performance targets established by the Board. The actual annual performance-based bonus paid to Mr. Oxley under each of the 2019 STIP and 2020 STIP is set forth above in the Summary Compensation Table in the column entitled “Non-equity incentive plan compensation.”

Severance

The employment agreement provides for severance upon a termination of Mr. Oxley’s employment by us without cause, subject to the execution and non-revocation of a waiver and release of claims by Mr. Oxley.

Upon a termination by us without cause, Mr. Oxley is entitled to severance consisting of (a) continued base salary through the 12 month anniversary of the termination of employment, (b) reimbursement of the COBRA premiums (provided that coverage shall be equivalent to the coverage received while he was employed with the Company) for up to 12 months following termination of employment, and (c) continued STIP and LTIP payments on a pro rata basis for the remainder of the fiscal year following termination of employment (provided he was on track to meet applicable performance targets). Payment of continued base salary will be subject to reduction for any compensation earned by Mr. Oxley during the 12-month period following termination of employment.

For purposes of each employment agreement, the Company will have “cause” to terminate Mr. Oxley’s employment upon his (i) material failure to substantially perform the duties set forth in his employment agreement (other than any such failure resulting from disability); (ii) material failure to carry out, or comply with, in any material respect, any lawful directive of our Board; (iii) commission at any time of any act or omission that results in, or may reasonably be expected to result in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) unlawful use (including being under the influence) or possession of illegal drugs on our premises or while performing his duties and responsibilities under his employment agreement; (v) commission at any time of any act of fraud, embezzlement, misappropriation, misconduct, conversion of our assets, or breach of fiduciary duty against us (or any predecessor thereto or successor thereof); or (vi) material breach of his employment agreement or other agreements with us (including, without limitation, any breach of the restrictive covenants of any such agreement).

Restrictive Covenants

Pursuant to such employment agreement, Mr. Oxley will be subject to certain non-competition and non-solicitation restrictions for the term of the agreement and for an 18-month period after termination of employment.

NEXT ANNUAL MEETING—STOCKHOLDER PROPOSALS

Rule 14a-8 Proposals for Our 2021 Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, a stockholder proposal submitted for inclusion in our proxy statement for the 2021 Annual Meeting must be received by us by May 19, 2021. However, pursuant to such rule, if the 2021 Annual Meeting is held on a date that is before September 21, 2021 or after November 20, 2021, then a stockholder proposal submitted for inclusion in our proxy statement for the 2021 Annual Meeting must be received by us a reasonable time before we begin to print and mail our proxy statement for the 2021 Annual Meeting.

Stockholder Proposals of Business

Under our Bylaws that will be in effect for the 2021 Annual Meeting, a stockholder is eligible to submit a stockholder proposal of business (other than nominations of directors, the procedures for which are described below) at an annual meeting outside the processes of Rule 14a-8 if the stockholder is (1) a stockholder of record at the time of giving notice of such proposal, (2) entitled to vote at the meeting and (3) complies with the notice procedures set forth in our Bylaws. Our Bylaws provide that the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our Bylaws, our Corporate Secretary must receive advance notice of a proposal for business at the 2021 Annual Meeting between June 23, 2021 and July 23, 2021; provided, however, if and only if the 2021 Annual Meeting is not scheduled to be held between September 21, 2021 and December 30, 2021, such stockholder’s notice must be delivered to our Corporate Secretary not earlier than 120 days prior to the date of the 2021 Annual Meeting and not later than the later of (A) the tenth day following the day of the public announcement of the date of the 2021 Annual Meeting or (B) the date which is 90 days prior to the date of the 2021 Annual Meeting. The advance notice of the proposal must contain certain information specified in our Bylaws, including information concerning the proposal and the stockholder proponent. The foregoing description is only a summary of the requirements of our Bylaws. Stockholders intending to submit a proposal of business at the 2021 Annual Meeting outside the processes of Rule 14a-8 must comply with the provisions specified in our Bylaws, as amended and restated and adopted as of October 24, 2019, which were filed with the SEC as an exhibit to Form 8-K on October 25, 2019 and our Annual Report on Form 10-K on September 11, 2020.

Stockholder Nominations of Directors

Stockholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee by complying with the eligibility, advance notice and other provisions of our Bylaws. Under our Bylaws that will be in effect for the 2021 Annual Meeting, a stockholder is eligible to submit a stockholder nomination of directors at an annual meeting if the stockholder is (1) a stockholder of record at the time of giving notice of such proposal, on the record date for the annual meeting and at the time of the annual meeting (2) entitled to vote at the meeting and (3) complies with the notice procedures set forth in our Bylaws. The stockholder must provide timely notice of the nomination in writing to our Corporate Secretary. To be timely under our Bylaws, our Corporate Secretary must receive advance notice of a nomination for election of a director at the 2021 Annual Meeting between June 23, 2021 and July 23, 2021; provided, however, if and only if the 2021 Annual Meeting is not scheduled to be held between September 21, 2021 and December 30, 2021, such stockholder’s notice must be delivered to our Corporate Secretary not earlier than 120 days prior to the date of the 2021 Annual Meeting and not later than the later of (C) the tenth day following the day of the public announcement of the date of the 2021 Annual Meeting or (D) the date which is 90 days prior to the date of the 2021 Annual Meeting. The advance notice of the nomination must contain certain information specified in our Bylaws, including information concerning the nominee and the stockholder proponent. The foregoing description is only a summary of the requirements of our Bylaws. Stockholders intending to submit a nomination for the 2021 Annual Meeting must comply with the provisions specified in our Bylaws, as amended and restated and adopted as of October 24, 2019, which were filed with the SEC as an exhibit to Form 8-K on October 25, 2019 and our Annual Report on Form 10-K on September 11, 2020.

Contact Information

Stockholder proposals or nominations should be sent to:

100 Cherokee Cove Drive,

Vonore, Tennessee 37885

Attention: Corporate Secretary

OTHER MATTERS

Other Business

We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

Whether or not you expect to attend the Annual Meeting, please complete, date and sign and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet so that your shares may be represented at the Annual Meeting.

By order of the Board of Directors,

Frederick A. Brightbill CEO and Chairman of the Board

Appendix A

Reconciliation of Non-GAAP Measures

	Fiscal Years
	2020	2019	2018
	(Dollars in thousands)
Net income (loss)	$(24,047)	$21,354	$39,653
Income tax expense (benefit)	(7,565)	5,392	12,856
Interest expense	5,045	6,513	3,474
Depreciation and amortization	10,527	7,787	5,086
EBITDA	(16,040)	41,046	61,069
Goodwill and other intangible asset impairment(a)	56,437	31,000	—
Aviara start-up costs(b)	1,446	2,840	561
COVID-19 Shutdown Costs(c)	1,394	—	—
Share-based compensation	1,061	1,678	1,186
Warranty adjustment(d)	—	—	(1,033)
Transaction expense(e)	—	2,377	1,744
Inventory step-up adjustment - acquisition related(f)	—	382	501
Adjusted EBITDA	$44,298	$79,323	$64,028
Adjusted EBITDA Margin	12.2%	17.0%	19.2%

(a)	Represents non-cash charges recorded in the NauticStar and Crest segments for impairment of goodwill and trade name intangible assets.
(b)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first two models, the AV32 and the AV36, during the first and second quarters of fiscal 2020, respectively. We expect to begin selling one additional model, the AV40, in the first half of fiscal 2021. Start-up costs presented for fiscal 2020 are related to the AV36 and AV40 models. Start-up costs presented for fiscal 2019 are related to the launch of the Aviara brand and the three initial Aviara models which had not yet begun selling.

(c)	Represents lump sum severance payments and costs related to temporary continuation of healthcare benefits for certain laid off employees, in connection with the COVID-19 pandemic.
(d)	Represents an out-of-period adjustment to correct an immaterial error related to our warranty accrual calculation identified during the fiscal year ended June 30, 2018.
(e)	Represents acquisition related costs and other integration costs associated with our acquisitions of Crest and NauticStar in fiscal 2019 and 2018, respectively.
(f)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired all of which was sold during respective fiscal years.

A-1

ANNUAL MEETING OF MASTERCRAFT BOAT HOLDINGS, INC. Annual Meeting of MASTERCRAFT BOAT HOLDINGS, INC. Date: October 21, 2020 to be held on Wednesday, October 21, 2020 Time: 8:00 A.M. (Eastern Time) Location: Annual Meeting to be held via the Internet - Please visit for Holders as of September 4, 2020 www.proxydocs.com/MCFT for more details. This proxy is being solicited on behalf of the Board of Directors Please make your marks like this: Use dark black pencil or pen only VOTE BY: INTERNET TELEPHONE Call Please separate carefully at the per foration and return just this portion in the envelope provided. Board of Directors Recommends a Vote FOR proposals 1 and 2. 1: Election of Class II Directors Directors Recommend Go To 855-962-4263 • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. www.proxypush.com/MCFT • Cast your vote online. OR For Against Abstain • View Meeting Documents. 01 Donald C. Campion For • Follow the simple recorded instructions. MAIL 02 Tzau-Jin (TJ) Chung For 2: To ratify the appointment of Deloitte & For Touche LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2021 OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. The undersigned hereby appoints Frederick A. Brightbill and Timothy M. Oxley, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of MasterCraft Boat Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEMS 2. PROXY TABULATOR FOR MasterCraft Boat Holdings, Inc. P.O. BOX 8016 CARY, NC 27512-9903 Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided. Proxy — MasterCraft Boat Holdings, Inc. Annual meeting of Stockholders October 21, 2020, 8:00 a.m. (Eastern Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Frederick A. Brightbill and Timothy M. Oxley (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of MasterCraft Boat Holdings, Inc., a Delaware corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held virtually, on Wednesday, October 21, 2020 at 8:00 a.m. (EDT) and all adjournments thereof. The purpose of the Annual Meeting is to take action on the following: 1. Proposal 1; and 2. Proposal 2; The two directors up for re-election are: Donald C. Campion and Tzau-Jin (TJ) Chung. The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” each proposal. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.